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Exhibit 4.3
Execution Copy

LOAN AND SECURITY AGREEMENT AND GUARANTY

by and among

ARCHIBALD CANDY CORPORATION,

as Borrower,

LAURA SECORD HOLDINGS CORP.

and

ARCHIBALD CANDY (CANADA) CORPORATION

as Guarantors

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

FOOTHILL CAPITAL CORPORATION

as the Arranger and Administrative Agent

Dated as of November 1, 2002

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION.		1
1.1	Definitions	1
1.2	Accounting Terms	18
1.3	Code	18
1.4	Construction	18
1.5	Schedules and Exhibits	18
2. LOAN AND TERMS OF PAYMENT.		18
2.1	Revolver Advances	18
2.2	Term Loans	19
2.3	Borrowing Procedures and Settlements	20
2.4	Payments	24
2.5	Overadvances	27
2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	27
2.7	Cash Management	28
2.8	Crediting Payments; Float Charge	29
2.9	Designated Account	29
2.10	Maintenance of Loan Account; Statements of Obligations	29
2.11	Fees	30
2.12	Letter of Credit	30
2.13	LIBOR Option	33
2.14	Capital Requirements	34
3. CONDITIONS; TERM OF AGREEMENT.		34
3.1	Conditions Precedent to the Initial Extension of Credit	34
3.2	Conditions Subsequent to the Initial Extension of Credit	36
3.3	Conditions Precedent to all Extensions of Credit	37
3.4	Term	37
3.5	Effect of Termination	37
3.6	Early Termination by Borrower	37
4. CREATION OF SECURITY INTEREST.		38
4.1	Grant of Security Interest	38
4.2	Negotiable Collateral	38
4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	38
4.4	Delivery of Additional Documentation Required	38
4.5	Power of Attorney	39
4.6	Right to Inspect	39
4.7	Control Agreements	39
4.8	Commercial Tort Claim	39
5. REPRESENTATIONS AND WARRANTIES.		40
5.1	No Encumbrances	40
5.2	Eligible Accounts	40
5.3	Eligible Inventory	40
5.4	Equipment	40
5.5	Location of Inventory and Equipment	40
5.6	Inventory Records	40
5.7	Location of Chief Executive Office; FEIN	40
5.8	Due Organization and Qualification; Subsidiaries	40
5.9	Due Authorization; No Conflict	41
5.10	Litigation	41
5.11	No Material Adverse Change	41
5.12	Fraudulent Transfer	41
5.13	Employee Benefits	42
5.14	Environmental Condition	42
5.15	Brokerage Fees	42
5.16	Intellectual Property	42

i

5.17	Leases	42
5.18	DDAs	42
5.19	Complete Disclosure	42
5.20	Indebtedness	42
6. AFFIRMATIVE COVENANTS.		43
6.1	Accounting System	43
6.2	Collateral Reporting	43
6.3	Financial Statements, Reports, Certificates, Appraisals	44
6.4	[Intentionally left blank.]	46
6.5	Return	46
6.6	Maintenance of Properties	46
6.7	Taxes	46
6.8	Insurance	46
6.9	Location of Inventory and Equipment	47
6.10	Compliance with Laws	47
6.11	Leases	47
6.12	Brokerage Commissions	47
6.13	Existence	47
6.14	Environmental	47
6.15	Disclosure Updates	47
6.16	[Intentionally left blank]	48
6.17	Bailee Letters	48
6.18	Real Property in Quebec	48
7. NEGATIVE COVENANTS.		48
7.1	Indebtedness	48
7.2	Liens	48
7.3	Restrictions on Fundamental Changes	48
7.4	Disposal of Assets	49
7.5	Change Name	49
7.6	Guarantee	49
7.7	Nature of Business	49
7.8	Prepayments, Amendments and Restricted Payments	49
7.9	Change of Control	49
7.10	Consignments	49
7.11	Distributions	49
7.12	Accounting Methods	49
7.13	Investments	49
7.14	Transactions with Affiliates	50
7.15	Suspension	50
7.16	Compensation	50
7.17	Use of Proceeds	50
7.18	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	50
7.19	Securities Accounts	50
7.20	Financial Covenants	50
8. EVENTS OF DEFAULT.		52
9. THE LENDER GROUP'S RIGHTS AND REMEDIES.		53
9.1	Rights and Remedies	53
9.2	Remedies Cumulative	54
10. TAXES AND EXPENSES.		54
11. WAIVERS; INDEMNIFICATION.		55
11.1	Demand; Protest; etc.	55
11.2	The Lender Group's Liability for Collateral	55
11.3	Indemnification	55
12. NOTICES.		56
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		57
14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		57
14.1	Assignments and Participations	57

14.2	Successors	59
15. AMENDMENTS; WAIVERS.		60
15.1	Amendments and Waivers	60
15.2	Replacement of Holdout Lender	60
15.3	No Waivers; Cumulative Remedies	61
16. AGENT; THE LENDER GROUP.		61
16.1	Appointment and Authorization of Agent	61
16.2	Delegation of Duties	61
16.3	Liability of Agent	62
16.4	Reliance by Agent	62
16.5	Notice of Default or Event of Default	62
16.6	Credit Decision	62
16.7	Costs and Expenses; Indemnification	63
16.8	Agent in Individual Capacity	63
16.9	Successor Agent	63
16.10	Lender in Individual Capacity	64
16.11	Withholding Taxes	64
16.12	Collateral Matters	65
16.13	Restrictions on Actions by Lenders; Sharing of Payments	66
16.14	Agency for Perfection	66
16.15	Payments by Agent to the Lenders	66
16.16	Concerning the Collateral and Related Loan Documents	66
16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	66
16.18	Several Obligations; No Liability	67
17. GUARANTY.		67
18. GENERAL PROVISIONS.		69
18.1	Effectiveness	69
18.2	Section Headings	69
18.3	Interpretation	69
18.4	Severability of Provisions	69
18.5	Counterparts; Telefacsimile Execution	69
18.6	Revival and Reinstatement of Obligations	69
18.7	Integration	69

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit W	Form of Bailee Letter
Schedule A-1	Agent's Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrower's Subsidiaries
Schedule 5.10	Litigation
Schedule 5.13	Benefit Plans
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 7.6	Guarantees

LOAN AND SECURITY AGREEMENT AND GUARANTY

        THIS LOAN AND SECURITY AGREEMENT AND GUARANTY (this "Agreement"), is entered into as of November 1, 2002, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, ARCHIBALD CANDY CORPORATION, a Delaware corporation (as the "Borrower"), LAURA SECORD HOLDINGS CORP., a Delaware corporation ("LSHC") and ARCHIBALD CANDY (CANADA) CORPORATION, a Canadian corporation ("ACC Canada" and, together with LSHC, collectively, the "Guarantors").

W I T N E S S E T H:

        WHEREAS, on June 12, 2002 (the "Filing Date"), Fannie May Holdings, Inc., a Delaware corporation ("Fannie May") and Archibald Candy Corporation, an Illinois corporation ("Archibald", and together with Fannie May, collectively, "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware;

        WHEREAS, on the Filing Date, Debtors, ACC Canada, the Agent and the Lenders entered into the Post-Petition Loan Agreement (as hereinafter defined) to pursue a financial restructuring of Debtors;

        WHEREAS, in connection with the Plan (as hereinafter defined), Debtors have requested that the Lenders extend emergence financing and provide the Borrower (as a reorganized Debtor) with a revolving credit facility and certain term loans in the aggregate principal amount not exceeding $50 million at any time outstanding, and subject to the terms and conditions set forth herein, the Lenders are willing to provide such facility and term loans; and

        WHEREAS, the Lenders desire to appoint Foothill as the Agent for the Lenders hereunder.

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by the Agent and the Lenders, the parties to this Agreement agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

        1.1    Definitions.

        As used in this Agreement, the following terms shall have the following definitions:

        "Ableco" means Ableco Finance LLC, a Delaware limited liability company, any of its Affiliates, or any fund, money market account, investment account or other account managed by Ableco Finance LLC or one of its Affiliates or its investment manager.

        "ACC Canada" means Archibald Candy (Canada) Corporation, a Guarantor under this Agreement.

        "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

        "Accounts" means all of any Loan Party's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

        "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Borrower or its Subsidiaries.

        "Additional Documents" has the meaning set forth in Section 4.4.

        "Advances" has the meaning set forth in Section 2.1.

        "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

        "Agent" means Foothill, solely in its capacity as administrative agent for the Lenders hereunder, and any successor thereto.

        "Agent's Account" means the account identified on Schedule A-1.

        "Agent Advances" has the meaning set forth in Section 2.3(e)(i).

        "Agent's Liens" means the Liens granted by the Loan Parties to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

        "Agent-Related Persons" means Agent together with its Affiliates, officers, directors, employees, and agents.

        "Agreement" has the meaning set forth in the preamble hereto.

        "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement to but not including the first anniversary of the Closing Date, 2.25% times the Maximum Revolver Amount, (b) during the period of time from and including the first anniversary of the Closing Date to but not including the second anniversary of the Closing Date, 1.00% times the Maximum Revolver Amount, and (c) during the period of time from and including the second anniversary of the Closing Date to but not including the Maturity Date, 0.50% times the Maximum Revolver Amount. If the Obligations are repaid at any time prior to the Maturity Date from the proceeds of an initial public offering of the Stock of Borrower or in connection with a sale of all or substantially all of the Stock or assets of Borrower, "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to 50% times the Applicable Prepayment Premium that would otherwise be due and owing pursuant to the foregoing clauses (a), (b) and (c), provided, however, if Wells Fargo or its Affiliates (i) refinances the credit facility set forth in this Agreement or (ii) enters into a new credit facility in connection with an acquisition by any third party of all or substantially all of the Stock or assets of Borrower, the Applicable Prepayment Premium means zero (0).

        "Archibald" means Archibald Candy Corporation, an Illinois corporation.

        "Assignee" has the meaning set forth in Section 14.1.

        "Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit A-1.

        "Authorized Person" means any officer or other employee of any Loan Party.

        "Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves applicable hereunder).

        "Bank Product Agreements" means those certain cash management service agreements entered into from time to time by Borrower or its Subsidiaries in connection with any of the Bank Products.

        "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

        "Bank Products" means any service or facility extended to Borrower or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards,

(d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

        "Bank Product Reserves" means, as of any date of determination, the amount of reserves that Agent has established (based upon Wells Fargo's or its Affiliate's reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding; provided that such reserves are established at the time Wells Fargo or its Affiliate provides such Bank Products.

        "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

        "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

        "Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

        "Base LIBOR Rate" means, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable interest period, for a term and in amounts comparable to the interest period and amount of the Loan requested by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

        "Base Rate Loan" means each portion of an Advance or the Term Loans that bears interest at a rate determined by reference to the Base Rate.

        "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

        "Board of Directors" means the board of directors (or comparable managers) of any Loan Party or any committee thereof duly authorized to act on behalf of the board.

        "Books" means, with respect to any Loan Party, all of such Loan Party's now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of such Loan Party's Records relating to their business operations or consolidated financial condition, and all of its goods or General Intangibles related to such information).

        "Borrower" has the meaning set forth in the preamble to this Agreement.

        "Borrowing" means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loans) made on the same day by the Lenders (or Agent on behalf thereof) or by a Swing Lender in the case of a Swing Loan or by Agent in the case of an Agent Advance.

        "Borrowing Base" has the meaning set forth in Section 2.1.

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

        "Business Plan" means that certain Business Plan for Exit Financing delivered on August 21, 2002 to Agent, and updated, in part, on October 24, 2002, and as the same shall be updated from time to time with consolidating projections prepared on a monthly basis, and deemed acceptable by the Lenders, in their sole and absolute discretion.

        "Canadian General Security Agreement" means a general security agreement executed and delivered by ACC Canada and the Agent, the form and substance of which is satisfactory to the Lenders.

        "Canadian Guarantee" means a guarantee and indemnity executed and delivered by ACC Canada and the Agent, the form and substance of which is satisfactory to the Lenders.

        "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

        "Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

        "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

        "Cash Management Bank" has the meaning set forth in Section 2.7(a).

        "Cash Management Account" has the meaning set forth in Section 2.7(a).

        "Cash Management Agreements" means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among Borrower, Agent, and one of the Cash Management Banks.

        "Change of Control" means (a) Borrower ceases, either directly or indirectly, to own one hundred percent (100%) of the Stock of LSHC and ACC Canada, (b) a majority of the members of the Board of Directors of any Loan Party (other than ACC Canada) do not constitute Continuing Directors of such Loan Party, (c) Ted A. Shepherd shall cease to be involved in the day to day operations and management of the business of Borrower, and a successor reasonably acceptable to Lenders is not appointed on terms reasonably acceptable to Lenders within 60 days of such cessation of involvement, or (d) a "Change of Control" (as defined in the Indenture) shall occur.

        "Chapter 11 Cases" shall mean Debtors' reorganization cases under chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court.

        "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder.

        "Code" means the New York Uniform Commercial Code, as in effect from time to time.

        "Collateral" means all of the now owned or hereafter acquired assets and property of each Loan Party, including without limitation, each such party's right, title, and interest in and to each of the following:

        (a)    Accounts,

        (b)    Books,

        (c)    Commercial Tort Claims,

        (c)    Equipment,

        (d)    General Intangibles,

        (e)    Inventory,

        (f)    Investment Property,

        (g)    Negotiable Collateral,

        (h)    Real Property Collateral,

        (i)    money or other assets of such party that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

        (j)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

        "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to the Lenders.

        "Collections" means, with respect to any Loan Party, all of such Loan Party's cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

        "Commercial Tort Claim Assignment" has the meaning set forth in Section 4.8.

        "Commercial Tort Claims" means, all of any Loan Party's now owned or hereafter acquired right, title, and interest with respect to "commercial tort claims" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

        "Commitment" means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitment, their Term Loan B Commitment, or their Total Commitment, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

        "Confirmation Order" means that certain order of the Bankruptcy Court, dated September 25, 2002, confirming the Plan, as the same may be amended from time to time in accordance with Section 1127 of the Bankruptcy Code and with the written consent of the Lenders.

        "Continuing Director" means, with respect to any Loan Party, (a) any member of the Board of Directors who was a director (or comparable manager) of such Loan Party on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of such Loan Party after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of such Loan Party (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

        "Control Agreement" means a control agreement, in form and substance satisfactory to Agent, executed and delivered by any applicable Loan Party, Agent, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

        "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

        "DDA" means any checking or other demand deposit account maintained by Borrower.

        "Debtors" has the meaning set forth in the preamble to this Agreement.

        "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

        "Defaulting Lender Rate" means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans.

        "Designated Account" means that certain DDA of Borrower identified on Schedule D-1.

        "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrower's and ACC Canada's billings with respect to Accounts during such period (excluding extraordinary items) plus the Dollar amount of clause (a).

        "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

        "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

        "Disclosure Statement" means the first amended disclosure statement of the Debtors dated August 7, 2002 pursuant to Section 1125 of the Bankruptcy Code, with respect to the Plan under the Chapter 11 cases filed with the Bankruptcy Court.

        "Dollars" or "$" means United States dollars.

        "Due Diligence Letter" means the due diligence letter sent by Agent's counsel to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

        "EBITDA" means, with respect to Borrower and its Subsidiaries for any fiscal period, consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, extraordinary non-cash losses, income taxes and depreciation and amortization, plus restructuring costs in an amount not to exceed $2,500,000 and plus (minus) extraordinary non-cash gains (losses) associated with fresh start accounting adjustments as a result of the Chapter 11 Cases (excluding adjustments to Inventory or accounts receivable), for such period, as determined in accordance with GAAP.

        "Effective Time" means the time at which the Plan becomes effective in accordance with its terms.

        "Eligible Accounts" means, with respect to Borrower and ACC Canada, those Accounts created by Borrower and ACC Canada in the ordinary course of their respective businesses that arise out of their sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower or ACC Canada in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower. Eligible Accounts shall not include the following:

        (a)  Accounts (i) that the Account Debtor has failed to pay within 60 days after the due date or with selling terms of more than 60 days, and (ii) in the case of holiday-related sales, Accounts that the Account Debtor has failed to pay within 120 days after the invoice date,

        (b)  Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

        (c)  Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Loan Party,

        (d)  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

        (e)  Accounts that are not payable in Dollars or Canadian dollars,

        (f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, any state thereof, Canada, or any province thereof, or (iii) is the government of any foreign country other than Canada or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

        (g)  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Loan Party has complied to Agent's satisfaction),

        (h)  Accounts with respect to which the Account Debtor is a creditor of any Loan Party, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

        (i)    Accounts with respect to an Account Debtor whose total obligations owing to either Borrower or ACC Canada exceed 10% (except, in the case of Albertson's, Dominick's, Target Stores, Walgreens and Wal-Mart, 15% except for the months of October, November and December, 25%) (such percentage as applied to a particular Account Debtor being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts to the extent of the obligations owing by such Account Debtor in excess of such percentage,

        (j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

        (k)  Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless such Loan Party has qualified to do business in New Jersey, Minnesota or West Virginia, or such other states, or have filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

        (l)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

        (m)  Accounts that are not subject to a valid and perfected first priority Agent's Lien,

        (n)  Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

        (o)  Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by such Loan Party of the subject contract for goods or services, or

        (p)  Accounts which are intercompany accounts between such Loan Party and any of its Subsidiaries.

        "Eligible Inventory" means Inventory of Borrower and of ACC Canada consisting of raw materials, first quality finished goods held for sale in the ordinary course of Borrower's or ACC Canada's respective business located at one of Borrower's or ACC Canada's business locations set forth on Schedule E-1 (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower and ACC Canada in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's or ACC Canada's historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

        (a)  Borrower or ACC Canada does not have good, valid, and marketable title thereto,

        (b)  it is not located at one of the locations in the United States or Canada set forth on Schedule E-1 (or in transit from one such location to another such location),

        (c)  it is located on real property leased by Borrower or ACC Canada other than retail locations or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or other third party, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, as determined by the Agent in its Permitted Discretion,

        (d)  with respect to locations other than retail locations, it is not subject to a valid and perfected first priority Agent's Lien,

        (e)  it consists of goods returned or rejected by Borrower's or ACC Canada's customers, or

        (f)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower's and ACC Canada's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

        "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date or any fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

        "Enterprise Value" means as of any date of determination in accordance with the terms hereof, the enterprise value of Borrower and its Subsidiaries taken as a whole, to be determined from time to time by a qualified appraisal company acceptable to the Lenders.

        "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or ACC Canada or any predecessor in interest, (b) from properties or businesses adjoining the properties of Borrower or ACC Canada, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or ACC Canada or any predecessor in interest.

        "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); in each case as amended from time to time.

        "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

        "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

        "Equipment" means, with respect to any Loan Party, all of such Loan Party's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

        "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

        "Event of Default" has the meaning set forth in Section 8.

        "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of the Loan Parties aged in excess of their historical levels with respect thereto and all book overdrafts in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

        "Excess Cash Flow" means, as of any given time, (a) EBITDA for the immediately preceding 12-month period, less(b)(i) total interest obligations (to the extent paid in cash), on any Indebtedness (including, without limitation, any Obligations hereunder) of Borrower during such period, determined in accordance with GAAP, (ii) principal payments on any Indebtedness (including without limitation, any Obligations hereunder) paid in cash during such period, (iii) capital expenditures (if permitted hereunder) paid in cash during such period, and (iv) income taxes paid in cash by Borrower in such fiscal year.

        "Excess Cash Flow Payment Date" has the meaning set forth in Section 2.4(c)(iii).

        "Excess Cash Flow Prepayment Amount" has the meaning set forth in Section 2.4(c)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

        "Existing Lenders" means the lenders party to the Post-Petition Loan Agreement.

        "FEIN" means Federal Employer Identification Number.

        "Filing Date" has the meaning set forth in the preamble to this Agreement.

        "Financial Statement Delivery Date" has the meaning set forth in Section 2.6(a).

        "Foothill" means Foothill Capital Corporation, a California corporation.

        "Funding Date" means the date on which a Borrowing occurs.

        "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

        "General Intangibles" means, with respect to any Loan Party, all of such Loan Party's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, domain names, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property and Negotiable Collateral.

        "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

        "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

        "Gross Auction Value" means the price a property could bring at absolute auction without reserve, assuming a 60-day or less marketing period, such value to be determined from time to time by a qualified appraisal company selected by Agent.

        "Guarantor" means either ACC Canada or LSHC individually.

        "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

        "Hedge Agreement" means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Guarantor's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

        "Hypothec" means a deed of movable hypothec made by ACC Canada in favor of the Agent for the benefit of the Lenders, the form and substance of which is satisfactory to the Lenders.

        "Indebtedness" means, with respect to any Person, (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any obligation of any other Person.

        "Indemnified Liabilities" has the meaning set forth in Section 11.3.

        "Indemnified Person" has the meaning set forth in Section 11.3.

        "Indenture" means that certain Indenture, dated as of November 1, 2002, among Borrower, Guarantors and the Indenture Trustee, in form and substance acceptable to the Lenders, as supplemented or amended from time to time.

        "Indenture Trustee" means BNY Midwest Trust Company, as trustee under the Indenture.

        "Insolvency Proceeding" means any proceeding commenced by or against any Person (i) under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief in the United States, or (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any application under the Companies' Creditors Arrangement Act (Canada)) or any reorganization, arrangement or compromise of debt under the laws of Canada or any province of Canada;

        "Intellectual Property Security Agreement" means an intellectual property security agreement executed and delivered by the Loan Parties and Agent, the form and substance of which is satisfactory to Lenders.

        "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

        "Interlender Agreement" means an interlender agreement executed and delivered by and among the Lenders, the form and substance of which is satisfactory to the Lenders.

        "Inventory" means, with respect to any Loan Party, all of such Loan Party's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by such Loan Party as lessor, goods that are furnished by such Loan Party under a contract of service, and raw materials, work in process, or materials used or consumed in such Loan Party's business.

        "Inventory Mix Report" means a report consisting of Inventory by category as requested by the Agent, in its reasonable discretion.

        "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "Investment Property" means, with respect to any Loan Party, all of such Loan Party's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

        "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

        "Issuing Lender" means Foothill or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

        "L/C" has the meaning set forth in Section 2.12(a).

        "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

        "L/C Undertaking" has the meaning set forth in Section 2.12(a).

        "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

        "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

        "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Loan Parties under any of the Loan Documents that are paid or incurred by the Lender Group, (b) reasonable fees or charges paid or incurred by Lender Group in connection with the Lender Group's transactions with any Loan Party, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses of Lender Group related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Loan Party, (h) Agent's and each Lender's reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable fees and expenses (including attorneys' fees and disbursements) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

        "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, and agents of such Lender.

        "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

        "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

        "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

        "LIBOR Notice" means a written notice in the form of Exhibit L-1.

        "LIBOR Option" has the meaning set forth in Section 2.13(a).

        "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

        "Lien" means any interest in an asset securing an obligation owed to, or a claim to or in an asset, by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

        "Loan Account" has the meaning set forth in Section 2.10.

        "Loan Documents" means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Canadian Guarantee, the Canadian General Security Agreement, the Hypothec, the Disbursement Letter, the Due Diligence Letter, the Letters of Credit, the Mortgages, the Officers' Certificate, the Stock Pledge Agreement, the Intellectual Property Security Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by the Loan Parties and the Lender Group in connection with this Agreement.

        "Loan Parties" means, collectively, Borrower and the Guarantors.

        "LSHC" means Laura Secord Holdings Corp., a Delaware corporation and a Guarantor under this Agreement.

        "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material impairment of any Loan Party's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party;

        "Maturity Date" has the meaning set forth in Section 3.4.

        "Maximum Credit Line" means $50,000,000.

        "Maximum Revolver Amount" means $30,000,000.

        "Minimum Availability" means Excess Availability in an amount that equals or exceeds $5,000,000.

        "Minimum Availability Event" has the meaning set forth in Section 2.4(c)(iii).

        "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

        "Negotiable Collateral" means, with respect to any Loan Party, all of such Loan Party's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

        "Net Liquidation Percentage" means the percentage of the book value of Loan Parties' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of costs and expenses, such percentage to be as determined from time to time by a qualified appraisal company selected by Agent.

        "Obligations" means (a) all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees (including, but not limited to, the Closing Fee and the Unused Line Fee), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable.

        "Officers' Certificate" means the representations and warranties of officers form submitted by Agent to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

        "Originating Lender" has the meaning set forth in Section 14.1(e).

        "Overadvance" has the meaning set forth in Section 2.5.

        "Participant" has the meaning set forth in Section 14.1(e).

        "Pay-Off Letter" means a letter, in form and substance satisfactory to the Lenders, from Existing Lenders to Agent respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lenders and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Loan Parties.

        "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

        "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

        "Permitted Dispositions" means, with respect to any Person, (a) sales or other dispositions by such Person of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by such Person of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by such Person in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by such Person, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

        "Permitted Investments" means, with respect to any Person, (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

        "Permitted Liens" means (a) Liens held by Agent for the benefit of Agent and the Lenders and all other Liens created pursuant to the Loan Documents, including without limitation, Liens securing the Post-Petition Loans, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of any Loan Party's business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining (i) worker's compensation or other unemployment insurance in the United States and (ii) workers safety and insurance legislation in Canada, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of any Loan Party's business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of any Loan Party's business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Lenders, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, and zoning restrictions and other restrictions, charges or encumbrances that do not materially interfere with or impair the use or operation thereof by Borrower, and (m) second priority junior Liens in favor of the Indenture Trustee, for the benefit of the holders of Notes (as defined in the Indenture).

        "Permitted Protest" means, with respect to any Loan Party, the right of such Loan Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party, in good faith, and (c) Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

        "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

        "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        "Personal Property Collateral" means all Collateral other than Real Property.

        "Petition" means a petition for relief under chapter 11 of the Bankruptcy Code.

        "PIK Interest", means as of any date of determination, the amount of all interest with respect to the Term Loan B that has been paid-in-kind by being added to the balance thereof (inclusive of any PIK Interest theretofore so added) in accordance with Section 2.6(a)(iii) and which shall be due and payable on the Maturity Date.

        "Plan" means the Debtors' Second Amended Joint Plan of Reorganization, dated September 23, 2002, proposed pursuant to Section 1121 et. seq. of the Bankruptcy Code.

        "Post-Petition Loan Agreement" means the Loan and Security Agreement, dated as of June 12, 2002, among the Debtors, ACC Canada, the various financial institutions parties thereto from time to time, and Foothill, in its capacity as administrative agent for such financial institutions.

        "Pro Rata Share" means:

        (a)  with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate principal amount of such Lender's Advances by (ii) the aggregate principal amount of all Advances,

        (b)  with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (x) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate principal amount of such Lender's Advances by (ii) the aggregate principal amount of all Advances,

        (c)  with respect to a Lender's obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term Loan A, the percentage obtained by dividing (i) such Lender's Term Loan A Commitment, by (ii) the aggregate amount of all Lenders' Term Loan A Commitments, and (y) from and after the making of the Term Loan A, the percentage obtained by dividing (i) the principal amount of such Lender's Term Loan A by (ii) the principal amount of the Term Loan A,

        (d)  with respect to a Lender's obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Term Loan B, the percentage obtained by dividing (i) such Lender's Term Loan B Commitment, by (ii) the aggregate amount of all Lenders' Term Loan B Commitments, and (y) from and after the making of the Term Loan B, the percentage obtained by dividing (i) the principal amount of such Lender's Term Loan B by (ii) the principal amount of the Term Loan B, and

        (e)  with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment plus the unpaid principal amount of such Lender's portion of the Term Loan A plus the unpaid principal amount of such Lender's portion of the Term Loan B, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the unpaid principal amount of the Term Loan A plus the unpaid principal amount of the Term Loan B; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender's Advances plus the unpaid principal amount of such Lender's Term Loan A plus the unpaid principal amount of such Lender's Term Loan B by (B) the principal amount of all outstanding Advances plus the unpaid principal amount of the Term Loan A plus the unpaid principal amount of the Term Loan B.

        "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

        "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

        "Real Property Collateral" means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by any Loan Party.

        "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

        "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

        "Reorganization" means the reorganization of the Debtors pursuant to the Plan and the Confirmation Order.

        "Report" has the meaning set forth in Section 16.17(a).

        "Required Availability" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $5,000,000.

        "Required Lenders" means, at any time, Lenders whose Pro Rata Shares, calculated in accordance with paragraph (d) of the definition thereof, aggregate 66 2/3%; provided that Required Lenders shall at all times include Ableco provided that Ableco is owed not less than $5,000,000 in principal amount of Obligations.

        "Rent Reserve" means, as of: (i) the Closing Date through and including December 31, 2002, an aggregate amount of up to $250,000; (ii) January 1, 2003 through and including January 31, 2003, an aggregate amount of up to $500,000; (iii) February 1, 2003 through and including March 31, 2003, an aggregate amount of up to $750,000; (iv) April 1, 2003 through and including May 31, 2003, an aggregate amount of up to $1,000,000; and (v) June 1, 2003 through and including the Maturity Date, an aggregate amount of up to $1,250,000.

        "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

        "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        "Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus(b) the then extant amount of the Letter of Credit Usage.

        "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

        "SEC" means the United States Securities and Exchange Commission and any successor thereto.

        "Securities Account" means a "securities account" as that term is defined in the Code.

        "Settlement" has the meaning set forth in Section 2.3(f)(i).

        "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

        "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

        "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

        "Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to Lenders, executed and delivered by Borrower and Guarantors (and any other Loan Party that hereafter acquires Stock in a Subsidiary) to Agent.

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

        "Swing Lender" means Foothill, or any other Lender that at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender hereunder.

        "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

        "Taxes" has the meaning set forth in Section 16.11(e).

        "Term Loans" means, collectively, the Term Loan A and the Term Loan B.

        "Term Loan A" has the meaning set forth in Section 2.2(a).

        "Term Loan A Amount" means (i) in 2002, the lowest of (a) $10,000,000, (b) 70% of Gross Auction Value, and (c) 50% of the fair market value of all Equipment (so long as the Lenders with a Term Loan A Commitment receive Equipment appraisals within 90 days of the date of determination satisfactory to them in their sole discretion) and Real Property owned by Borrower, net of any reserves reasonably established by Agent with respect to environmental matters affecting the Real Property; (ii) between July 1, 2003 and December 31, 2003, the lowest of (a) $9,000,000, (b) 70% of Gross Auction Value, and (c) 50% of the fair market value of all Equipment (so long as the Lenders with a Term Loan A Commitment receive Equipment appraisals within 90 days of the date of determination satisfactory to them in their sole discretion) and Real Property owned by Borrower, net of any reserves reasonably established by Agent with respect to environmental matters affecting the Real Property; (iii) between July 1, 2004 and December 31, 2004, the lowest of (a) $7,000,000, (b) 70% of Gross Auction Value, and (c) 50% of the fair market value of all Equipment (so long as the Lenders with a Term Loan A Commitment receive Equipment appraisals within 90 days of the date of determination satisfactory to them in their sole discretion) and Real Property owned by Borrower, net of any reserves reasonably established by Agent with respect to environmental matters affecting the Real Property; (iv) between January 1 to June 30, 2003 and between January 1 to June 30, 2004, as set forth in Section 2.2(a); and (v) between July 1, 2005 to the Maturity Date, $5,000,000.

        "Term Loan A Commitment" means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        "Term Loan B Amount" means $10,000,000.

        "Term Loan B" has the meaning set forth in Section 2.2(b).

        "Term Loan B Commitment" means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        "Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and

Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

        "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

        "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

        "Voidable Transfer" has the meaning set forth in Section 18.6.

        "Warehouses" mean, collectively, the warehouses and storage space leased and rented by Borrower at the following locations: (i) 5360 South Cicero Avenue, Chicago, Illinois, 60638, (ii) 1556 West 43rd Street, Chicago, Illinois, 60609, (iii) 4600 South Packers, Chicago, Illinois, 60609, (iv) 2101 West Pershing Road, Chicago, Illinois, 60609, (v) 2055 West Pershing Road, Chicago, Illinois, 60609, (vi) 2525 West 139th Place, Chicago, Illinois, 60609, (vii) 135 Bethridge Road, Toronto, Ontario, Canada, M9W 1N4, (viii) 5450 South Center Avenue, Summit, Illinois 60501 and (ix) 3534 South Kostner, Chicago, Illinois 60632.

        "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

        1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3    Code.    Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4    Construction.    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5    Schedules and Exhibits.    All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

        2.1    Revolver Advances.

          (a)  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, and (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

            (x)  an amount equal to 85% of the amount of Eligible Accounts, net of customary reserves and the amounts, if any, of the Dilution Reserve and the Rent Reserve, plus

            (y)  the lower of

              (i)    65% of the cost of Eligible Inventory (except, with respect to the months of October, November and December of each year, 70% of the cost of Eligible Inventory), and

              (ii)  90% times the then extant Net Liquidation Percentage times the book value of the Eligible Inventory (except, with respect to the months of October, November and December of each year, 95% times the then extant Net Liquidation Percentage for the months of October, November and December times the book value of Eligible Inventory), minus

            (z)  the sum of (i) the Bank Products Reserve, (ii) the aggregate amount of reserves, if any, established by the Agent under Section 2.1(b), and (iii) $2,500,000; provided that the foregoing sum shall be reduced by up to (1) $1,000,000 upon implementation of a perpetual inventory and distribution system, full physical, and opinion on cost and quantities based on observations and tests by a third party, and (2) another $1,000,000 upon implementation of an electronic inventory reporting system, in each case satisfactory to the Agent.

          (b)  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish (and remove) reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums or, in the case of leased assets, rents or other amounts payable under such leases, as set forth in Sections 6.6, 6.7 and 6.8) and has failed to pay under any Section of this Agreement or any other Loan Document that is not otherwise stayed by operation of law, and (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent's Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Agent shall have the right to have the Inventory reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date (but may only charge the Loan Parties in accordance with Section 2.11(e)(iii)) for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.

          (c)  The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

          (d)  Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2    Term Loans.

          (a)  Subject to the terms and conditions of this Agreement, during the term of this Agreement each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan A") to Borrower in an amount not to exceed during any calendar year such Lender's Pro Rata Share of the Term Loan A Amount. The Term Loan A shall be available from July 1 through December 31 of each calendar year, and any outstanding Obligations under the Term Loan A at the end of each calendar year shall be repaid in full in a single payment due on December 31 of such year. Subject to the terms and conditions of this Agreement, and provided that all Obligations under the Term Loan A from the prior calendar year were repaid in accordance with the preceding sentence, each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make Term Loan A available to Borrower for readvance between July 1 and December 31 of each subsequent calendar year until the Maturity Date in an amount not to exceed such Lender's Pro Rata Share of the applicable Term Loan A Amount. The Term Loan A Commitment shall not be available between January 1 and June 30 of any calendar year. Subject to the foregoing, the outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan A shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan A shall constitute Obligations.

          (b)  Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans

  (collectively, the "Term Loan B") to Borrower in an amount equal to such Lender's Pro Rata Share of the Term Loan B Amount. Subject to Sections 2.4(b)(vi), 2.4(c) and 2.4(d), Borrower may, at any time, prepay all or a portion of the Term Loan B without penalty or premium. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan B shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan B shall constitute Obligations.

        2.3    Borrowing Procedures and Settlements.

          (a)  Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date in the case of a request for an Advance specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for a Swing Loan in an amount of $2,500,000 or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

          (b)  Agent's Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

          (c)  Making of Advances.

            (i)    Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances (or the Term Loans, as applicable), upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loans) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

            (ii)  Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the

    Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

            (iii)  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

          (d)  Making of Swing Loans.

            (i)    In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing of a Base Rate Loan as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower's Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

            (ii)  The Swing Loans shall be secured by the Agent's Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (e)  Agent Advances.

            (i)    Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"); provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), the aggregate principal amount of Agent Advances outstanding at any time, when taken together with the aggregate principal amount of Overadvances made in accordance with Section 2.3(i) hereof outstanding at any time, shall not exceed an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $2,500,000. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

            (ii)  The Agent Advances shall be repayable on demand and secured by the Agent's Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (f)    Settlement. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

            (i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(f)(iii)): (y) if a Lender's balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

            (ii)  In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

            (iii)  Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

          (g)  Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

          (h)  Lenders' Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

          (i)    Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage does not exceed the Borrowing Base by $2,500,000, (ii) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, (iii) the aggregate principal amount of Overadvances made pursuant to this Section 2.3(i) when taken together with the aggregate principal amount of Agent Advances made pursuant to Section 2.3(e) does not exceed at any time an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $2,500,000, and (iv) at the time of the making of any such Advance (including any Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

            (i)    In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

            (ii)  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

        2.4    Payments.

          (a)  Payments by Borrower.

            (i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

            (ii)  Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b)  Apportionment and Application of Payments.

            (i)    Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and subject to paragraph (vi) below, all such payments (other than payments received while no Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

              (A)  first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

              (B)  second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

              (C)  third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

              (D)  fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

              (E)  fifth, to pay interest due in respect of all Agent Advances, until paid in full,

              (F)  sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and first the Term Loan A and then Term Loan B until paid in full,

              (G)  seventh, to pay the principal of all Agent Advances until paid in full,

              (H)  eighth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to first the Term Loan A until paid in full and then the Term Loan B until paid in full,

              (I)  ninth, to pay the principal of all Swing Loans until paid in full,

              (J)  tenth, so long as no Event of Default has occurred and is continuing, and at Agent's election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by the Loan Parties in respect of Bank Products, until paid in full,

              (K)  eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

              (L)  twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Loan Parties' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

              (M) thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loans, applicable first to the Term Loan A and then to the Term Loan B until the Term Loans are paid in full,

              (N)  fourteenth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

              (O)  fifteenth, to pay any other Obligations (including Bank Product Obligations) until paid in full, and

              (P)  sixteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

            (ii)  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

            (iii)  In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

            (iv)  For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

            (v)  In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

            (vi)  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all proceeds received by Agent from the sale or other disposition of, or in connection with any casualty, loss or condemnation of, any Collateral consisting of Equipment and owned Real Property Collateral shall be applied, first, to the Obligations in respect of the Term Loan A then outstanding, second, to the Obligations in respect of the Term Loan B outstanding, and the remainder of such proceeds shall be applied in accordance with Section 2.4(b); provided that, if the proceeds are from a disposition of the assets or Stock of any Loan Party or any insurance or condemnation which disposition or proceeds of insurance or condemnation includes both (x) Equipment and owned Real Property Collateral and (y) other assets, such proceeds shall be applied as follows and in the following order: (1) an amount equal to the book value, or if greater, an amount equal to the amount of Advances supported by Accounts Receivable and Inventory determined using the effective advance rate under the Borrowing Base against such Accounts Receivable and Inventory (determined at the time of such disposition or event resulting in such insurance or condemnation proceeds) shall be applied to the Advances until paid in full; (2) an amount equal to the book value of the Equipment and owned Real Property Collateral (determined at the time of such disposition or event resulting in such insurance or condemnation proceeds) shall be applied first, to the Term Loan A until paid in full, and second, to the Term Loan B until paid in full; and (3) the remaining proceeds shall be applied first, to the Advances until paid in full, second, to the Term Loan A until paid in full, third, to the Term Loan B until paid in full, and fourth, to all other Obligations until paid in full; provided further that up to $150,000 individually, or $350,000 in the aggregate of such proceeds in such Loan Party's fiscal year may be applied by such Loan Party to repair, replace or reinvest in the Collateral to substantially the equivalent condition and function of the Collateral in respect of which such proceeds were received, so long as (A) such proceeds are immediately deposited into an account held by the Agent on behalf of the Lenders or maintained by Borrower pursuant to the terms of a control agreement, the form and substance of which is satisfactory to the Required Lenders, (B) an application is made to apply such proceeds to the repair, replacement or reinvestment of such Collateral within ninety (90) days after the occurrence of such sale, other disposition or receipt in connection with any casualty, loss or condemnation, as the case may be, (C) the Loan Party shall have delivered documentation reasonably satisfactory to the Agent evidencing the cost and proposed use of any Collateral repaired, replaced or reinvested in pursuant thereto and (D) no Default or Event of Default shall have occurred and be continuing at the time of such application.

          (c)  Mandatory Prepayments.

              (i)  If at any time the sum of the outstanding Revolver Usage, plus the outstanding principal amount of the Term Loan A, plus the outstanding principal amount of the Term Loan B is greater than an amount equal to (a) 85% times the Enterprise Value of Borrower and ACC Canada on the date of determination or (b) the trailing 12 month EBITDA on the date of determination times (1) 3.25 if such date of determination occurs between July 1 and January 1 of any year, except 5.9 if such date of determination occurs during the month of November 2002, or (2) 3.0 if such date of determination occurs between January 2 and June 30 of any year, except no test shall apply if such date of determination occurs during the month of March 2003, Borrower shall immediately pay to Agent an amount equal to such excess, to be applied first to the Advances, then to the Term Loan A and then to the Term Loan B. Lenders shall have the right to have the Enterprise Value redetermined from time to time by a qualified appraisal company selected by the Lenders. So long as no Event of Default has occurred and is continuing, such redetermination shall be conducted at Borrower's expense no more frequently than one time each calendar year. Upon the occurrence and during the continuance of an Event of Default, the Lenders shall have the right to have the Enterprise Value redetermined, at Borrower's expense, as frequently as Lenders shall determine.

            (ii)  If, at any time, the outstanding principal of the Term Loan B shall be less than $5,000,000, Borrower shall immediately pay to Agent the entire outstanding principal of the Term Loan B, provided that no such payment shall be due and owing if (a) an Event of Default shall have occurred and be continuing on the date of such prepayment or an Event of Default shall result therefrom, (b) the balance of the Term Loan B becomes less than $5,000,000 solely as a result of either (x) the application of a prepayment of Term Loan B from insurance or condemnation proceeds pursuant to Section 2.4(b)(vi) or (y) the application of a mandatory prepayment of Term Loan B pursuant to Section 2.4(c)(iii).

            (iii)  On January 15th of each year through the Maturity Date (or if any January 15th is not a Business Day, on the next Business Day thereafter) (the "Excess Cash Flow Payment Date"), commencing with January 15, 2004 (or if January 15th is not a Business Day, on the next Business Day thereafter), Borrower shall prepay the outstanding principal amount of Term Loan B in an amount equal to 50% of Excess Cash Flow of Borrower and its Subsidiaries for the immediately prior fiscal year (the "Excess Cash Flow Prepayment Amount"); provided that no Event of Default shall have occurred and be continuing on the date of any prepayment, or that no Event of Default shall result therefrom, and that after giving effect to such prepayment, Borrower shall have the Minimum Availability determined as of the Excess Cash Flow Payment Date. Notwithstanding the foregoing, if after giving effect to such prepayment, Borrower would not have the Minimum Availability (a "Minimum Availability Event"), Borrower shall be required to make a prepayment of the Term Loan B on the Excess Cash Flow Payment Date to the extent that, after giving effect to such payment, the Minimum Availability would exist. If a Minimum Availability Event occurs with respect to any Excess Cash Flow Payment Date, then from time to time after the Excess Cash Flow Payment Date, Borrower shall prepay the Term Loan B in the aggregate amount that would have otherwise been payable in respect of the Term Loan B pursuant to this paragraph 2.4(c)(iii), to the extent that, after giving effect to such payment, the Minimum Availability would exist.

          (d)  Optional Prepayments. Borrower may, upon at least three (3) Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Borrower shall, prepay the outstanding aggregate principal amount of either Term Loan A or Term Loan B in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $500,000 in excess thereof and (y) Borrower shall pay the full outstanding aggregate principal amount of Term Loan B together with accrued interest to the date of such prepayment if the aggregate principal amount of Term Loan B is less than $5,000,000.

        2.5    Overadvances.    If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

          (a)  Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance, at Borrower's option at a per annum rate equal to the Base Rate plus 0.50% or the Base LIBOR Rate plus 2.75%, (ii) if the relevant Obligation is a portion of the Term Loan A, at a per annum rate equal to 2.00% above the Base Rate, with such interest to be paid monthly in arrears on the last day of each month, and (iii) if the relevant Obligation is a portion of the Term Loan B, at a per annum rate equal to (A) the greater of (x) 3.00% above the Base Rate and (y) 7.75% to be paid in cash, monthly in arrears on the last day of each month, plus (B) 4.75% which shall be paid-in-kind by being added to the principal of the Term Loan B (inclusive of any PIK Interest theretofore so added), monthly, in arrears on the last day of each month, provided that the PIK Interest portion of the interest rate shall decrease to 2.75% on the first Financial Statement Delivery Date to occur after January 31, 2003 on which no Default or Event of Default exists. For the purpose of this Section 2.6(a), "Financial Statement Delivery Date" means a date on which monthly financial statements of the Loan Parties are required to delivered to the Agent and the Lenders pursuant to Section 6.3(a).

          (b)  Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, plus issuing bank charges, payable monthly in arrears.

          (c)  Default Rate. Upon the occurrence and during the continuation of an Event of Default (at the election of Agent or the Required Lenders or, in the case of the Term Loan B Obligations, Ableco),

              (i)  all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable hereunder; and

            (ii)  the Letter of Credit fee provided for above shall be increased to 3 percentage points above the per annum rate otherwise applicable hereunder.

          (d)  Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the installments due and payable with respect to the Term Loans and including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrower's Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

          (e)  Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Loan Parties and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the Loan Parties are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Loan Parties in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7    Cash Management.

          (a)  The Loan Parties shall (i) establish prior to the Closing Date, and maintain at all times thereafter, cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

          (b)  Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the Loan Parties, in form and substance acceptable to Agent. Each such Cash Management

  Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account.

          (c)  So long as no Default or Event of Default has occurred and is continuing, the Loan Parties may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. The Loan Parties shall close any Cash Management Account with a Cash Management Bank (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of such Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

          (d)  The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the applicable Loan Party is hereby deemed to have granted a Lien to Agent.

        2.8    Crediting Payments; Float Charge.    The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrower for 1 Business Day of "clearance' or "float' at the rate applicable to Base Rate Loans under Section 2.6 on all Collections that are received by the Loan Parties (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of the Loan Parties and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

        2.9    Designated Account.    Agent is authorized to make the Advances and the Term Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

        2.10    Maintenance of Loan Account; Statements of Obligations.    Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with the Term Loans, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. The Agent shall deliver to Borrower detailed records of all fees and expenses charged to the account after entry of such amounts upon Borrower's request. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from the Loan Parties or for Borrower's account, including all amounts received in the Agent's Account from any Cash Management Bank. Upon request of Borrower, Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

        2.11    Fees.    Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

          (a)  Closing Fee. A closing fee equal to $375,000 (1.50% of the Maximum Credit Line less $375,000).

          (b)  Anniversary Fee. On each anniversary of the Closing Date, an anniversary fee equal to 0.75% of the lesser of the Term Loan B Amount and the amount of Term Loan B outstanding on such date.

          (c)  Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

          (d)  Collateral Management Fee. A collateral management fee in the amount of $50,000 per annum, due and payable in equal monthly installments in arrears.

          (e)  Audit, Appraisal, and Valuation Charges. Without limiting the Agent's right to conduct audits, appraisals or valuations during the term of this Agreement, for the separate account of Agent, audit, appraisal, and valuation fees and charges as follows: (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by, or selected by, Agent, such audits to be performed at least quarterly, provided that absent an Event of Default, Borrower shall be required to pay the fees and out-of-pocket expenses for only two audits per year, (ii) the actual costs and expenses incurred per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by, or selected by, Agent, such appraisals to be performed (x) in respect of Inventory quarterly, and (y) in respect of Equipment and Real Property and any other Collateral, once per year (it being understood that Lender may conduct appraisals of the Equipment and Real Property from time to time but that, absent an Event of Default, Borrower shall be required to pay the fees and out-of-pocket expenses for only one such appraisal per year), and (iii) the actual charges paid or incurred by Agent or Ableco if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower's business valuation. Notwithstanding anything to the contrary contained herein, from the Closing Date until the PIK Interest portion of the interest rate with respect to the Term Loan B is reduced to 2.75% pursuant to Section 2.6(a)(iii)(B), Ableco shall have the right to conduct financial, performance, reporting and compliance audits, performed by personnel employed by, or selected by Ableco, on a monthly basis, and Borrower shall be required to pay the fees and out-of-pocket expenses for each such audit.

        2.12    Letter of Credit.

          (a)  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

              (i)  the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

            (ii)  the Letter of Credit Usage would exceed $5,000,000, or

            (iii)  the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

          Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date and that each Letter of Credit issued under the Post-Petition Loan Agreement which is outstanding as of the Closing Date is deemed issued hereunder. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

          (b)  Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

          (c)  Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

          (d)  Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (e)  Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (f)    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

              (i)  any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

            (ii)  there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

          (g)  and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Base Rate Loans. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.13    LIBOR Option.

          (a)  Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b)  LIBOR Election.

              (i)  Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

            (ii)  Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue (taking into account any applicable margin) on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

            (iii)  Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

          (c)  Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

          (d)  Special Provisions Applicable to LIBOR Rate.

              (i)  The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

            (ii)  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

          (e)  No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

        2.14    Capital Requirements.    If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.    CONDITIONS; TERM OF AGREEMENT.

        3.1    Conditions Precedent to the Initial Extension of Credit.    The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Lenders, of each of the conditions precedent set forth below:

          (a)  The Closing Date shall occur on or before November 1, 2002;

          (b)  Agent shall have received all financing statements required by Agent, duly executed by Borrower, and Agent shall have received UCC, tax lien, title searches and judgment searches, satisfactory to the Lenders (including fixture filings) and Agent shall have received searches reflecting the filing of all such financing statements;

          (c)  Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

              (i)  the Disbursement Letter,

            (ii)  the Due Diligence Letter,

            (iii)  the Canadian Guarantee,

            (iv)  the Canadian General Security Agreement and the Hypothec,

            (v)  the Mortgages and all ancillary documents required by or customary under state and local laws in connection therewith,

            (vi)  the Officers' Certificate,

          (vii)  the Pay-Off Letter,

          (viii)  the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

            (ix)  the Intellectual Property Security Agreement,

            (x)  the Interlender Agreement,

            (xi)  the Indenture,

          (xii)  the Control Agreements, and

          (xiii)  the Cash Management Agreements;

          (d)  The Lenders shall have received mortgagee title insurance policies and surveys for Real Property Collateral valued at more than $1,000,000 (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to the Lenders (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to the Lenders assuring the Lenders that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to the Lenders;

          (e)  Agent shall have received a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same;

          (f)    Agent shall have received copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of each such Loan Party;

          (g)  Agent shall have received a certificate of status with respect to each such Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each such Loan Party, which certificate shall indicate that each such Loan Party is in good standing in such jurisdiction;

          (h)  Agent shall have received a certificate of insurance, together with the endorsements thereto, as required by Section 6.8, the form, scope and substance of which shall be satisfactory to Agent;

          (i)    Agent and Lenders shall have received an opinion of the Loan Parties' counsel concerning, among other things, corporate existence, due authorization, execution and delivery, as of the Closing and of ACC Canada's counsel concerning, among other things, corporate existence, enforceability, due authorization, execution and delivery, and perfection of the Agent's security interest, each in form and substance satisfactory to Lenders;

          (j)    Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of each Loan Party) that all tax returns required to be filed by each Loan Party have been timely filed and all taxes upon each Loan Party or its respective properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

          (k)  Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

          (l)    Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of each Loan Party's books and records and verification of each Loan Party's representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, (ii) an inspection of each of the locations where Inventory is located, including, but not limited to, retail locations randomly selected by the Agent, the results of which shall be satisfactory to Agent, and (iii) satisfactory review of the June 2002 physical inventory results, the results of which are acceptable to Lenders in their sole discretion;

          (m)  Agent shall have received an appraisal of the Net Liquidation Percentage applicable to the Loan Parties' Inventory, the results of which shall be satisfactory to Agent;

          (n)  The Loan Parties shall have received all licenses, approvals or evidence of other actions, if any, required by any Governmental Authority in connection with the execution and delivery by the Loan Parties of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

          (o)  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Lenders;

          (p)  Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

          (q)  Lenders shall have received a certified copy of the Business Plan;

          (r)  Lenders shall have received a completed Enterprise Value determination acceptable to the Lenders in their sole discretion;

          (s)  Agent shall have hired an appraiser to appraise the Company's headquarters at 1137 West Jackson, Chicago, Illinois;

          (t)    Agent shall have received Desktop Real Estate appraisals, in form and substance acceptable to Agent;

          (u)  The Confirmation Order shall be a final, nonappealable order, and Lenders shall have received a copy thereof, certified by the clerk of the Bankruptcy Court;

          (v)  All Indebtedness of the Borrower under the Post-Petition Loan Agreement outstanding as of the Closing Date shall be repaid in full (which may be with the proceeds of the initial Advances and Term Loans made hereunder);

          (w)  Lenders shall have received evidence, satisfactory to the Lenders, that each of the conditions precedent to the Effective Time and consummation of the Plan shall have been satisfied or, to the extent permitted by the Plan, and consented to by the Lenders, waived, and the Effective Time shall have occurred; and

          (x)  All necessary government and third party approvals required to be obtained by Borrower or any of its Subsidiaries in connection with the Reorganization have been obtained and remain in effect, and all applicable waiting periods have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes adverse conditions upon, the consummation of the Reorganization.

        3.2    Conditions Subsequent to the Initial Extension of Credit.    The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

          (a)  A new collective bargaining agreement with Miscellaneous Warehousemen Union, Local union no. 781, affiliated with the International Brotherhood of Teamsters, A.F.L.- C.I.O, shall be executed and effective no later than November 30, 2002.

        3.3    Conditions Precedent to all Extensions of Credit.    The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

          (a)  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

          (b)  no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

          (c)  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, any Lender, or any of their Affiliates, and

          (d)  no Material Adverse Change shall have occurred.

        3.4    Term.    This Agreement shall become effective upon the execution and delivery hereof by the Loan Parties, Agent, and the Lenders and shall continue in full force and effect for a term ending on the earliest of (i) the date which is three years after the Closing Date, or (ii) the effective date of termination of this Agreement pursuant to the terms of this Agreement (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.5    Effect of Termination.    On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge any Loan Party of its Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at the Loan Parties' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

        3.6    Early Termination by Borrower.    Borrower has the option, at any time upon 3 Business Days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders), and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit

Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, in full, together with the Applicable Prepayment Premium and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination.

4.    CREATION OF SECURITY INTEREST.

        4.1    Grant of Security Interest.

          (a)  The Obligations constitute one loan secured by the Agent's Liens on the Collateral now or from time to time hereafter granted by the Loan Parties to the Agent. Each Loan Party hereby grants to the Agent, for the benefit of the Lenders, as security for the Obligations, a right of setoff against and a valid, continuing, enforceable and fully protected first priority lien (subject only to Permitted Liens) and security interest upon all of such Loan Party's right, title and interest in and to all Collateral and interests in Collateral of such Loan Party, whether now owned or hereafter acquired by such Loan Party and wheresoever located, including, without limitation: (i) all Accounts; (ii) all Books; (iii) all Equipment; (iv) all General Intangibles; (v) all Inventory; (vi) all Investment Property; (vii) all Negotiable Collateral; (viii) all Real Property Collateral; (ix) all documents, instruments and chattel paper; (x) all insurance policies relating to any of the foregoing, including without limitation business interruption insurance; (xi) all of such Loan Party's books and records relating to any of the foregoing; (xii) all accessions and additions to, substitutions for, and replacements of any of the foregoing; and (xiii) all cash collections from, and all other cash and non-cash proceeds of, any of the foregoing including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of, any or all of the Collateral.

          (b)  To the extent that there is a conflict between this Agreement and the Canadian General Security Agreement, except with respect to Section 4 of this Agreement, the terms of this Agreement shall govern.

          (c)  Notwithstanding anything to the contrary contained in this Agreement, the Agent's security interests in and liens on the Collateral granted hereunder shall be subject, as to priority, only to Permitted Liens.

        4.2    Negotiable Collateral.    In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, each Loan Party, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent (or, in the case of ACC Canada, take such comparable steps or measures required by applicable law).

        4.3    Collection of Accounts, General Intangibles, and Negotiable Collateral.    At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of each Loan Party that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Loan Party agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by such Loan Party.

        4.4    Delivery of Additional Documentation Required.    At any time upon the request of Agent, each Loan Party shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that

Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to perfect and continue perfected or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, including any Mortgages. To the maximum extent permitted by applicable law, each Loan Party authorizes Agent to execute any such Additional Documents in such Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, each Loan Party shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by such Loan Party during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by such Loan Party that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party's ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

        4.5    Power of Attorney.    Each Loan Party hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as the Loan Party's true and lawful attorney, with power to (a) if a Loan Party refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Loan Party on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Loan Party's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Loan Party's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Loan Party's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Loan Party's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

        4.6    Right to Inspect.

          (a)  In the absence of an Event of Default, during business hours, Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify each Loan Party's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

          (b)  The Agent shall have the right, in its sole discretion, to appraise or engage an appraiser to appraise the Borrower's Inventory on a quarterly basis.

          (c)  The Agent shall have the right, in its sole discretion, to observe or engage an appraiser to observe Borrower's physical Inventories and report results of the accuracy of reporting of book-to-physical adjustments to the Agent, on a quarterly basis.

        4.7    Control Agreements.    Each Loan Party agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of such Loan Party, the Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by any Loan Party without the prior written consent of Agent. Upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

        4.8    Commercial Tort Claim.    If any Loan Party acquires any Commercial Tort Claims after the date hereof, such Loan Party shall immediately deliver to Agent a written description of such Commercial Tort Claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which such Loan

Party shall pledge and collaterally assign all of its right, title and interest in and to such Commercial Tort Claim to Agent, for the benefit of the Lenders, as security for the Obligations (a "Commercial Tort Claim Assignment").

5.    REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1    No Encumbrances.    Each Loan Party has good and indefeasible title to its Collateral and the Real Property, and valid and enforceable leasehold interests in the Collateral that it leases, in each case, free and clear of Liens except for Permitted Liens.

        5.2    Eligible Accounts.    The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of business of Borrower or ACC Canada, as the case may be, owed to Borrower or ACC Canada, as appropriate, without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by Borrower and ACC Canada as an Eligible Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

        5.3    Eligible Inventory.    All Eligible Inventory is of good and merchantable quality, free from defects and the Eligible Inventory is not a "farm product" as that term is defined in 7 U.S.C. §1631. As to each item of Inventory that is identified by Borrower and ACC Canada as Eligible Inventory in a borrowing base report submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

        5.4    Equipment.    All of the Equipment (other than worn or obsolete equipment in the ordinary course of business) is used or held for use in Borrower's and ACC Canada's business and is fit for such purposes.

        5.5    Location of Inventory and Equipment.    Except as set forth on Schedule 5.5 and Inventory in transit, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5.

        5.6    Inventory Records.    Each of Borrower and ACC Canada keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

        5.7    Location of Chief Executive Office; FEIN.    The chief executive offices of Borrower and ACC Canada are located at the addresses indicated in Schedule 5.7, and Borrower's FEIN is identified in Schedule 5.7.

        5.8    Due Organization and Qualification; Subsidiaries.

          (a)  Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

          (b)  Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each of the Loan Parties, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of the Loan Parties' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of the Loan Parties is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c)  Set forth on Schedule 5.8(c), is a complete and accurate list of the direct and indirect Subsidiaries of each Loan Party, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Loan Parties. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)  Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's or ACC Canada's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of the Loan Parties nor any of their Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital Stock of any Subsidiary of a Loan Party or any security convertible into or exchangeable for any such capital Stock.

        5.9    Due Authorization; No Conflict.

          (a)  The execution, delivery, and performance by each of the Loan Parties of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of each Loan Party.

          (b)  The execution, delivery, and performance by each Loan Party of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party's interest holders or any approval or consent of any Person under any material contractual obligation of such Loan Party.

          (c)  Other than the filing of financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by the Loan Parties of this Agreement and the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

          (d)  This Agreement and the other Loan Documents to which such Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e)  The Agent's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

        5.10    Litigation.    Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of such Loan Party, threatened against such Loan Party, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to such Loan Party, or any of its Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change. Such Loan Party does not hold any Commercial Tort Claim as of the date hereof, except as set forth on Schedule 5.10.

        5.11    No Material Adverse Change.    All financial statements relating to such Loan Party that have been delivered by such Loan Party to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, such Loan Party's financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

        5.12    Fraudulent Transfer

          (a)  The Borrower is Solvent.

          (b)  No transfer of property is being made by such Loan Party and no obligation is being incurred by such Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

        5.13    Employee Benefits.    Except as set forth on Schedule 5.13, neither such Loan Parties nor any of its Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plan.

        5.14    Environmental Condition.    Except as set forth on Schedule 5.14, (a) to such Loan Party's knowledge, such Loan Party's assets have not been used by such Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to such Loan Party's knowledge, such Loan Party's properties or assets have never been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) such Loan Party has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by such Loan Party, and (d) such Loan Party has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by such Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.15    Brokerage Fees.    Such Loan Party has not utilized the services of any broker or finder in connection with such Loan Party's obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by such Loan Party in connection herewith.

        5.16    Intellectual Property.    Such Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which such Loan Party is the owner or is an exclusive licensee.

        5.17    Leases.    Such Loan Party enjoys peaceful and undisturbed possession under all leases material to the business of such Loan Party and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by such Loan Party exists under any of them, which are not otherwise stayed by operation of law.

        5.18    DDAs.    Set forth on Schedule 5.18 is a list of all of Borrower's DDAs, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

        5.19    Complete Disclosure.

          (a)  All factual information (taken as a whole) furnished by or on behalf of such Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Loan Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

          (b)  The Borrower has delivered to each Lender a true, complete and correct copy of the Disclosure Statement and the Plan. Each of the Disclosure Statement and the Plan, as of the date it was distributed to the creditors, and at the time of the creditor vote pursuant thereto, and at the Effective Time, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (c)  Each of the Disclosure Statement and the Plan comply in all material respects with all applicable requirements of the Bankruptcy Code and related rules.

        5.20    Indebtedness.    Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of such Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6.    AFFIRMATIVE COVENANTS.

        The Loan Parties covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, each Loan Party shall and shall cause each of their respective Subsidiaries to do all of the following:

        6.1    Accounting System.    Maintain a system of accounting that enables each Loan Party to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower and ACC Canada also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

        6.2    Collateral Reporting.    Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Daily	(a)	a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, and
	(b)	notice of all returns, disputes, or claims.
Weekly	(c)
Inventory roll-forward specifying, in each case, Borrower's or ACC Canada's cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory,
	(d)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent, and
	(e)	a summary aging, by vendor, of Borrower's and ACC Canada's accounts payable and any book overdraft.
Monthly (not later than the 15th day of each)	(f)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent, and
(g)
evidence of the timely payment of all rents and other amounts payable under any leases to which any of the Loan Parties is a party or under which the any of the Loan Parties' property and assets are bound.
Monthly (not later than the 30th day of each month)	(h)	a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),
	(i)	Inventory reports specifying Borrower's or ACC Canada's cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory,
	(j)	a summary aging, by vendor, of Borrower's and ACC Canada's accounts payable and any book overdraft,
	(k)	a calculation of Dilution for the prior month,
	(l)	Reconciliation of the general ledger to the financial statements including Accounts, Inventory and all accounts payable,
	(m)	Inventory Mix Report, and
	(n)	a projected cash flow model based upon Availability.

Upon request by Agent	(o)	a detailed list of Borrower's and ACC Canada's customers,
	(p)	a report regarding the Loan Parties' accrued, but unpaid, ad valorem taxes,
(q)
copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower or ACC Canada, purchase orders and invoices, and
	(r)	such other reports as to the Collateral, or the financial condition of the Loan Parties, as Agent may request.

        In addition Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

        6.3    Financial Statements, Reports, Certificates, Appraisals.

        Deliver to Agent, with copies to each Lender:

          (a)  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of a fiscal quarter) after the end of each month during each of Borrower's fiscal years,

              (i)  company prepared consolidated and consolidating balance sheets, income statements, and statement of cash flows covering Borrower and its Subsidiaries' operations during such period,

            (ii)  a certificate signed by the chief financial officer of Borrower to the effect that:

              (A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

              (B)  the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

              (C)  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, are taking, or propose to take with respect thereto), and

            (iii)  for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

          (b)  as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years,

            (i)    financial statements of the Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), provided that such audited financial statements for Fiscal Year ending August 31, 2002 shall include an Inventory impairment charge in the amount of $3,000,000,

            (ii)  a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

          (c)  if and when filed by Borrower,

            (i)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

            (ii)  any other filings made by any of the Loan Parties with the SEC,

            (iii)  copies of each Loan Party's federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service or, in the case of ACC Canada, any other applicable Canadian taxing authority, and

            (iv)  any other information that is provided by the Loan Parties to their shareholders generally,

          (d)  if and when filed by any of the Loan Parties and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which such Loan Party conducts business or is required to pay any such excise tax, and either (i) where such Loan Party's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Loan Party, or (ii) where any Loan Party's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

          (e)  as soon as a Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Loan Party proposes to take with respect thereto,

          (f)    as soon as a Loan Party has knowledge, but in any event within 5 Business Days, of (i) any default or event of default under any material contract, including but not limited to any Benefit Plan or collective bargaining agreement of such Loan Party or any of its Subsidiaries or ERISA Affiliates, (ii) any failure to make any required contribution to any Benefit Plan, (iii) the creation of any Lien in favor of the PBGC or any Benefit Plan, (iv) any litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, or (v) any development or event which has had or could reasonably be expected to have a Material Adverse Change; provided that in any case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Change,

          (g)  each Loan Party shall cooperate at all times with Agent in completing quarterly appraisals (which shall be conducted by an appraiser acceptable to the Agent) of such Loan Party's Inventory; if a Default or Event of Default has occurred and remains continuing, the Agent in its Permitted Discretion may require additional appraisals to be completed,

          (h)  results of monthly physical inventories (except for retail store inventories in the months of November and March) until such time as the distribution perpetual system has been fully implemented;

          (i)    prior to any funding of the Term Loan A, desktop appraisals of the Real Property.

          (j)    on or before forty-five (45) days but no more than 90 days before the end of each fiscal year, deliver to Lenders an updated Business Plan in the form of the Business Plan and in substance satisfactory to Lenders, certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby; and

          (k)  upon the request of any Lender, any other report reasonably requested relating to the financial condition of Borrower.

        In addition to the financial statements referred to above, the Loan Parties agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Loan Party, or any Subsidiary of a Loan Party will have a fiscal year different from that of Borrower. The Loan Parties agree that their independent certified public accountants are authorized to communicate with Lenders and to release to Agent and the Lenders whatever financial information concerning the Loan Parties that Lenders reasonably may request. The Loan Parties waive the right to assert a confidential relationship, if any, they may have with any accounting firm or service bureau in connection with any information requested by Lenders pursuant to or in accordance with this Agreement, and agree that Lenders may contact directly any such accounting firm or service bureau in order to obtain such information.

        6.4    [Intentionally left blank.]

        6.5    Return.    Cause returns and allowances, as between Borrower or ACC Canada, and its respective Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower or ACC Canada, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower or ACC Canada, Borrower, as the case may be, promptly shall determine the reason for such return and, if Borrower or ACC Canada accepts such return, issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower or ACC Canada in an amount in excess of $20,000, the Borrower or ACC Canada, as the case may be, promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor. For the purposes of this Section 6.5, Account Debtor returns do not include sales returns by retail purchasers of Inventory that is finished goods of Borrower or ACC Canada.

        6.6    Maintenance of Properties.    Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times, in all material respects, with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

        6.7    Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Loan Party or any of such Loan Party's assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Loan Party will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including, without limitation, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that such Loan Party has made such payments or deposits. Upon Agent's request, each Loan Party shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which such Loan Party is required to pay any such excise tax.

        6.8    Insurance.

          (a)  At the Loan Parties' expense, maintain insurance respecting the assets of the Loan Parties wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lenders. Borrower or ACC Canada shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or the Lenders as additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

          (b)  Borrower or ACC Canada shall give the Lenders prompt notice of any loss covered by such insurance in excess of $50,000. Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $200,000, without any liability, in each case, to Borrower or ACC Canada whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to the applicable Loan Party under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

          (c)  The Loan Parties will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender's loss payable endorsement or its equivalent. The Loan Parties immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

        6.9    Location of Inventory and Equipment.    Keep the Inventory and Equipment only at the locations identified on Schedule 5.5 (or in transit between such locations); provided, however, that Borrower and ACC Canada may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States or Canada, and so long as, at the time of such written notification, Borrower and ACC Canada provide any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement.

        6.10    Compliance with Laws.    Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

        6.11    Leases.    Pay when due (including all applicable grace periods) all rents and other amounts payable under any leases to which Borrower or ACC Canada is a party or by which Borrower's or ACC Canada's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

        6.12    Brokerage Commissions.    Pay any and all brokerage commission or finders fees incurred in connection with or as a result of the Loan Parties obtaining financing from the Lender Group under this Agreement. The Loan Parties agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of the Loan Parties, and the Loan Parties agree to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of their obtaining financing from the Lender Group under this Agreement.

        6.13    Existence.    At all times (a) preserve and keep in full force and effect Loan Parties' valid existence and good standing and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of Borrower's and ACC Canada's business, except to the extent that the failure to do so could not reasonably be expected, to have a Material Adverse Change.

        6.14    Environmental.    (a) Keep any property either owned or operated by Borrower and ACC Canada free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or ACC Canada, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or ACC Canada, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

        6.15    Disclosure Updates.    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

        6.16    [Intentionally left blank]

        6.17    Bailee Letters.    Borrower shall use its best efforts to obtain bailee letters, substantially in the form attached hereto as Exhibit W, or in such other form as is acceptable to the Agent in its sole discretion, from the bailee of each Warehouse prior to the Closing Date. If a bailee letter is not obtained with respect to any warehouse prior to the Closing Date, the Lenders may create a reserve from the Borrowing Base to pay the rent obligations of Borrower or ACC Canada, as applicable, with respect to such warehouse.

        6.18    Real Property in Quebec.    Each Loan Party shall notify the Lenders prior to purchasing any Real Property in the Province of Quebec and assist the Lenders in perfecting, continue perfected or better perfect their security interest over such Real Property, including, but not limited to executing and delivering any Additional Documents the Lenders shall request in their Permitted Discretion, in form and substance satisfactory to Lenders, in their sole discretion.

7.    NEGATIVE COVENANTS.

        The Loan Parties covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

        7.1    Indebtedness.    Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b)  Indebtedness set forth on Schedule 5.20,

          (c)  Permitted Purchase Money Indebtedness,

          (d)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1(and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's judgment, materially impair the prospects of repayment of the Obligations by the Loan Parties or materially impair their creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to any Loan Party, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

          (e)  Indebtedness incurred by ACC Canada after the Closing Date to Borrower in an aggregate amount up to $3,000,000 (inclusive of any Investments made by Borrower in ACC Canada pursuant to Section 7.13); and

          (f)    Indebtedness comprising Permitted Investments.

        7.2    Liens.    Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        7.3    Restrictions on Fundamental Changes.

          (a)  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

          (b)  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

          (c)  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

        7.4    Disposal of Assets.    Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any of the Loan Parties.

        7.5    Change Name.    Change the name, FEIN, corporate structure, or identity, or add any new fictitious name of any of the Loan Parties; provided, however, a Loan Party may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, such Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens.

        7.6    Guarantee.    Except as disclosed on Schedule 7.6, guarantee or otherwise become in any way liable with respect to the obligations of: (a) any third Person except by endorsement of instruments or items of payment for deposit to the account of such Loan Party or which are transmitted or turned over to Agent or (b) any other Loan Party other than in respect of obligations or indebtedness permitted in accordance with this Agreement.

        7.7    Nature of Business.    Make any change in the principal nature of any of the Loan Parties' respective businesses.

        7.8    Prepayments, Amendments and Restricted Payments.

          (a)  Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than the Obligations in accordance with this Agreement, and

          (b)  Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

          (c)  Make any payments in respect of interest on any Indebtedness under the Indenture (i) other than amounts to be paid-in-kind by adding such amounts to the balance owing under the Indenture or (ii) unless (A) no Default or Event of Default shall have occurred and be continuing on the date of any such payment, nor shall a Default or Event of Default result therefrom, (B) after giving effect to such payment, Borrower shall have the Minimum Availability, and (C) the chief financial officer of Borrower executes and delivers to Agent a certificate to the effect that after giving effect to such payment, the Borrower is in compliance with the financial covenants set forth in Section 7.20 of this Agreement.

        7.9    Change of Control.    Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.10    Consignments.    Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

        7.11    Distributions.    Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party's Stock, of any class, whether now or hereafter outstanding, other than (a) dividends and distributions for the payment of directors' fees and expenses and (b) distributions and dividends from ACC Canada to LSHC and to Borrower and from LSHC to Borrower.

        7.12    Accounting Methods.    Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower's financial condition.

        7.13    Investments.    Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower may make Investments in to ACC Canada provided that the outstanding amount of such Investments does not exceed $3,000,000 (inclusive of any Indebtedness of ACC Canada to Borrower incurred after the Closing Date pursuant to Section 7.1(e) at any time after the Closing Date); provided, further, that Borrower shall not have Permitted Investments (other than in the Cash Management Accounts) in deposit accounts or Securities Accounts in excess of $250,000 outstanding at any one time unless Borrower and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent's Liens in such Permitted Investments.

        7.14    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party except for transactions that are in the ordinary course of such Loan Party's business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to such Loan Party than would be obtained in an arm's length transaction with a non-Affiliate.

        7.15    Suspension.    Suspend or go out of a substantial portion of its business.

        7.16    Compensation.    Increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over such fees paid during the prior year, provided that the annual fee for each member of the Board of Directors may be up to $25,000 in Fiscal Year 2003; pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year without the consent of the Lenders; provided further, that notwithstanding the foregoing, Borrower may pay bonuses to its officers and senior management employees under bonus plans (which bonus plans shall be substantially similar to the bonus plans existing on the Closing Date) with the prior consent of the Lenders.

        7.17    Use of Proceeds.    Use the proceeds of the Advances and the Term Loans for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, other costs consistent with the terms and conditions hereof, for its lawful and permitted purposes, including, to emerge from the Chapter 11 Cases, to fund working capital and capital expenditures of the Loan Parties and to pay any settlement amounts as approved by the Bankruptcy Court with respect to the Class Settlement Agreement by and among the Debtors and John Ahearn and Debbie Ahearn on behalf of themselves and as representatives of a class consisting of all persons in Illinois who purchased Archibald's candy more than thirty days after its date of manufacture.

        7.18    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.    Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Loan Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

        7.19    Securities Accounts.    Establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. None of the Loan Parties shall transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Loan Parties may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

        7.20    Financial Covenants.

          (a)  Fail to maintain:

            (i)    Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$(2,576,000)	For the 3 month period ending November 30, 2002
$17,062,000	For the 6 month period ending March 1, 2003
$18,318,000	For the 9 month period ending May 31, 2003
$12,457,000	For the 12 month period ending August 31, 2003
$12,550,000	For the 12 month period ending November 30, 2003
$13,281,000	For the 12 month period ending March 1, 2004
$13,578,000	For the 12 month period ending May 31, 2004
$13,694,000	For the 12 month period ending August 31, 2004
$13,782,000	For the 12 month period ending November 30, 2004
$14,606,000	For the 12 month period ending March 1, 2005
$14,908,000	For the 12 month period ending May 31, 2005
$15,024,000	For the 12 month period ending August 31, 2005
$15,109,000	For the 12 month period ending November 30, 2005

    provided that, if Excess Availability is less than $2,500,000 at any time, EBITDA shall be measured on a cumulative monthly basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$(2,208,000)	For the 1 month period ending September 30, 2002
$(2,644,000)	For the 2 month period ending October 31, 2002
$(2,576,000)	For the 3 month period ending November 30, 2002
$15,469,000	For the 4 month period ending December 31, 2002
$13,090,000	For the 5 month period ending January 31, 2003
$17,062,000	For the 6 month period ending March 1, 2003
$15,781,000	For the 7 month period ending March 31, 2003
$19,763,000	For the 8 month period ending April 30, 2003
$18,318,000	For the 9 month period ending May 31, 2003
$16,710,000	For the 10 month period ending June 30, 2003
$14,733,000	For the 11 month period ending July 31, 2003
$12,457,000	For the 12 month period ending August 31, 2003
$12,530,000	For the 12 month period ending September 30, 2003
$12,545,000	For the 12 month period ending October 31, 2003
$12,550,000	For the 12 month period ending November 30, 2003
$13,082,000	For the 12 month period ending December 31, 2003
$13,082,000	For the 12 month period ending January 31, 2004
$13,281,000	For the 12 month period ending March 1, 2004
$13,306,000	For the 12 month period ending March 31, 2004
$13,506,000	For the 12 month period ending April 30, 2004
$13,578,000	For the 12 month period ending May 31, 2004
$13,610,000	For the 12 month period ending June 30, 2004
$13,649,000	For the 12 month period ending July 31, 2004
$13,694,000	For the 12 month period ending August 31, 2004
$13,764,000	For the 12 month period ending September 30, 2004
$13,778,000	For the 12 month period ending October 31, 2004
$13,782,000	For the 12 month period ending November 30, 2004
$14,350,000	For the 12 month period ending December 31, 2004
$14,397,000	For the 12 month period ending January 31, 2005
$14,606,000	For the 12 month period ending March 1, 2005
$14,630,000	For the 12 month period ending March 31, 2005
$14,839,000	For the 12 month period ending April 30, 2005
$14,908,000	For the 12 month period ending May 31, 2005
$14,940,000	For the 12 month period ending June 30, 2005
$14,979,000	For the 12 month period ending July 31, 2005
$15,024,000	For the 12 month period ending August 31, 2005
$15,090,000	For the 12 month period ending September 30, 2005
$15,104,000	For the 12 month period ending October 31, 2005
$15,109,000	For the 12 month period ending November 30, 2005

    Upon (i) payment in full of Term Loan B, or (ii) presentation of a new Business Plan reflecting material improvements in the business prospects of the Borrower, Agent and Lenders may agree to negotiate in good faith new EBITDA amounts with Borrower for the Fiscal Years ending August 31, 2004 and 2005; it being understood in the absence of any modification or amendment of the foregoing minimum EBITDA amounts that the foregoing shall remain in effect.

            (ii)  Capital Expenditures. Capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Applicable Period	Applicable Amount
Fiscal Year ending August 31, 2003	$13,931,000
For each Fiscal Year ending from August 31, 2004 through the Maturity Date	An amount equal to 70% of the fiscal year end EBITDA of the immediately prior fiscal year.

8.    EVENTS OF DEFAULT

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1  If Borrower fails to pay (i) the principal of any Advance, Term Loan A or Term Loan B when due and payable hereunder, (ii) any interest on any Advance, Term Loan A or Term Loan B or any fees hereunder within two (2) days after the same becomes due and payable hereunder, or (iii) reimbursement of Lender Group Expenses, or other amounts constituting Obligations, within five (5) days after the same becomes due and payable hereunder;

        8.2  If the Loan Parties (i) fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Article 7 or in Sections 6.2(c) through (r), 6.3, 6.5, 6.7, 6.8, 6.9, 6.17, and 6.18 of this Agreement (a "Material Default") or (ii) if the Loan Parties fail to perform, keep, or observe any term, provision, covenant or agreement contained herein or in any of the other Loan Documents (other than a breach which constitutes a Material Default) which breach is not remedied within ten Business Days after such breach occurs;

        8.3  If any material portion of any Loan Party's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

        8.4  If an Insolvency Proceeding is commenced by Borrower, Guarantors or any of their respective Subsidiaries;

        8.5  If an Insolvency Proceeding is commenced against Borrower, Guarantors or any of their respective Subsidiaries, and any of the following events occur: (a) Borrower, Guarantor or the Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, Guarantor or any of their Subsidiaries, or (e) an order for relief shall have been entered therein;

        8.6  If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.7  If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent unless such Lien or tax is subject to a Permitted Protest;

        8.8  If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's or any of its Subsidiaries' assets in an amount in excess of $500,000;

        8.9  If there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

        8.10 If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by Borrower, its Subsidiaries, or any officer, employee, agent, or director of Borrower or any of its Subsidiaries;

        8.12 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

        8.13 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document.

        8.14 If the obligations of the Guarantors under Section 17 hereof, the Canadian General Security Agreement or the Canadian Guarantee, are not enforceable or terminated by operation of law or by the Guarantors thereunder.

9.    THE LENDER GROUP'S RIGHTS AND REMEDIES.

        9.1    Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by the Loan Parties:

          (a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)  Cease advancing money or extending credit to or for the benefit of the Loan Parties under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

          (c)  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

          (d)  Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

          (e)  Cause Borrower or ACC Canada to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of such party or in Borrower's or ACC Canada's possession and conspicuously label said returned Inventory as the property of the Lender Group;

          (f)    Without notice to or demand upon any Loan Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. The Loan Parties agree to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to the Agent and the Loan Parties. The Loan Parties authorize Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any owned or leased premises, the Loan Parties hereby grant Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

          (g)  Without notice to the Loan Parties (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of the Loan Parties held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

          (h)  Hold, as cash collateral, any and all balances and deposits of the Loan Parties held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

          (i)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. The Loan Parties hereby grant to Agent a license or other right to use, without charge, their labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and the Loan Parties' rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

          (j)    Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

          (k)  Agent shall give notice of the disposition of the Personal Property Collateral as follows:

            (i)    Agent shall give Borrower (for the benefit of the applicable Loan Party) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

            (ii)  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l)    Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

          (m)  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (n)  The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

          (o)  Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower (for the benefit of the applicable Loan Party).

        9.2    Remedies Cumulative.    The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.  TAXES AND EXPENSES.

        If the Loan Parties fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or

(c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS; INDEMNIFICATION.

        11.1    Demand; Protest; etc.    The Loan Parties waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.

        11.2    The Lender Group's Liability for Collateral.    The Loan Parties hereby agree that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

        11.3    Indemnification.    The Loan Parties jointly and severally, shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its Affiliates. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.  NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Borrower (on behalf of the Loan Parties) or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	ARCHIBALD CANDY CORPORATION 1137 West Jackson Boulevard Chicago, Illinois 60607 Attn: President and Chief Executive Officer Fax No. 312.243.3992
with copies to:	WINSTON & STRAWN 35 West Wacker Drive Chicago, Illinois 60601 Attn: Patrick O.Doyle, Esq. Fax No. 312.558.5700
If to Guarantors:	LAURA SECORD HOLDINGS CORP [ Attn: President and Chief Executive Officer Fax No. ]
ARCHIBALD CANDY (CANADA) CORPORATION [ Attn: President and Chief Executive Officer Fax No:
with copies to:	WINSTON & STRAWN 35 West Wacker Drive Chicago, Illinois 60601 Attn: Patrick O. Doyle, Esq. Fax No. 312.558.5700
If to Agent:	FOOTHILL CAPITAL CORPORATION 1 Boston Place Boston, Massachusetts 02108 Attn: Business Finance Division Manager Fax No. 617.722.9493
ABLECO FINANCE, LLC 450 Park Avenue, 28th Floor New York, New York 10022 Attn: Eric F. Miller Fax No. 212.758.5305
with copies to:	TORYS LLP 237 Park Avenue New York, New York 10017-3142 Attn: Emanuel C. Grillo, Esq. Fax No. 212.682.0200
and:	SCHULTE ROTH & ZABEL LLP 919 Third Avenue New York, New York 10022 Attn: Frederic L. Ragucci, Esq. Fax No. 212.593.5955

        Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        (a)  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND FEDERAL LAW.

        (b)  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

        (c)  BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1    Assignments and Participations.

          (a)  Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee) and no notice to Agent shall be required in connection with any assignment and delegation by a Lender, to an Affiliate of a Lender, or fund or account managed by a Lender or an Affiliate of a Lender or its investment manager, assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; except that such minimum amount shall not apply to an Affiliate of a Lender or a fund or account managed by a Lender or an Affiliate of a Lender or its investment manager; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or the assignee is an Affiliate (other than individuals) of, or a fund, money market account, investment account or other account managed by a Lender or an Affiliate of a Lender or its investment manager.

          (b)  From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

          (c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d)  Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e)  Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other

  Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by any Loan Party hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, the Loan Parties, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 14.1(e) are solely for the benefit of Lender Group, and none of the Loan Parties shall have any rights as a third party beneficiary of any such provisions.

          (f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to the Loan Parties or their businesses.

          (g)  Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement (i) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law or (ii) in favor of any other Person, provided that no such pledge or security interest shall release such Lender from its obligations hereunder or substitute any such pledgee or secured party as a party hereto.

          (h)  The Agent, acting for this purpose as an agent of the Loan Parties shall maintain at the address set forth in Section 12 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitment of, and certain of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). Any assignment or sale of all or part of any Obligations may be effected only by registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice of the contrary. In the case of an assignment or sale by a Lender to an Affiliate of a Lender, or a fund, money market account, investment account or other account managed by a Lender, an Affiliate of a Lender or its investment manager, the Lender that is the assignee shall maintain a comparable Register on behalf of the Borrower. In the event that any Lender sells participations in any Obligations, such Lender shall maintain a register on which it enters the name of all participants in such Obligations held by it (the "Participant Register"). Any Obligation (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Obligations (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

          (i)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, payment of the processing and recordation fee and any required written consent to such assignment, Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        14.2    Successors.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that the Loan Parties may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any of the Loan Parties from its respective Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.  AMENDMENTS; WAIVERS.

            Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

          (a)  increase or extend any Commitment of any Lender,

          (b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

          (c)  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

          (d)  change the percentage of the Commitments that is required to take any action hereunder,

          (e)  amend, modify or waive this Section or any provision of the Agreement providing for consent or other action by all Lenders,

          (f)    change the definition of "Required Lenders" or "Pro Rata Share",

          (g)  change the definitions of Borrowing Base, Dilution, Dilution Reserve, Eligible Accounts, Eligible Inventory, Net Liquidation Percentage or Rent Reserve that would result in an increase in the Borrowing Base (or in any definition contained in this Agreement used in connection with the definition of the foregoing terms that would result in an increase in the Borrowing Base),

          (h)  change the definitions of Maximum Credit Line, Maximum Revolver Amount, Term Loan A Amount, Term Loan B Amount, or change, modify or waive Section 2.1(b) or Section 2.4(b) , or

          (i)    amend, modify or waive any of the provisions of Section 16 or Section 2.1(a), Section 2.3(i) or Section 2.4(c);

          (j)    release Collateral other than as permitted by Section 16.12;

          (k)  contractually subordinate any of the Agent's liens;

          (l)    release any Loan Party from any obligation for the payment of money.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Loan Parties, shall not require consent by or the agreement of the Loan Parties.

        15.2    Replacement of Holdout Lender.

          (a)  If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

          (b)  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchased a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

        15.3    No Waivers; Cumulative Remedies.    No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.  AGENT; THE LENDER GROUP.

        16.1    Appointment and Authorization of Agent.    Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and the Loan Parties shall have no rights as a third party beneficiaries (individually or collectively) of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

        16.2    Delegation of Duties.    Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

        16.3    Liability of Agent.    None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Loan Party or the books or records or properties of any Loan Party's Subsidiaries or Affiliates.

        16.4    Reliance by Agent.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        16.5    Notice of Default or Event of Default.    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

        16.6    Credit Decision.    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Loan Parties, and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Loan Party. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party and any other Person

(other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

        16.7    Costs and Expenses; Indemnification.    Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or the Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

        16.8    Agent in Individual Capacity.    Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Loan Parties and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding any of the Loan Parties or their respective Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of any of the Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Foothill in its individual capacity.

        16.9    Successor Agent.    Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

        16.10    Lender in Individual Capacity.    Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their respective Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Loan Parties or their respective Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor their respective or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender may exercise the same as though it were not the sub-agent of Agent.

        16.11    Withholding Taxes.    (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

          (i)    if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

          (ii)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

          (iii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

          (iv)  such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b)  If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Loan Parties to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Loan Parties to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

          (c)  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (d)  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

          (e)  All payments made by the Loan Parties hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Loan Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, the Loan Parties shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. The Loan Parties will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Loan Parties.

        16.12    Collateral Matters.

          (a)  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Loan Parties certify to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Loan Parties owned no interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to any of the Loan Parties under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or any substantial portion of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or any of the Loan Parties at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by any of the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b)  Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any of the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

        16.13    Restrictions on Actions by Lenders; Sharing of Payments.

          (a)  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any of the Loan Parties or any deposit accounts of any of the Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

          (b)  If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

        16.14    Agency for Perfection.    Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

        16.15    Payments by Agent to the Lenders.    All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

        16.16    Concerning the Collateral and Related Loan Documents.    Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

        16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.    By becoming a party to this Agreement, each Lender:

          (a)  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

          (b)  expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

          (c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Books, as well as on representations of the Loan Parties' personnel,

          (d)  agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

          (e)  without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Loan Parties, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

        16.18    Several Obligations; No Liability.    Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.  GUARANTY

        17.1 (a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment and performance by Borrower of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The obligations of the Guarantors shall be joint and several.

          (b)  Each of the Guarantors waives presentation to, demand for payment from and protest to Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent to assert any claim or demand or to enforce any right or remedy against Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by Agent for the Obligations or any of them; (v) the failure of Agent to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Company.

          (c)  Each of the Guarantors further agrees that this guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by Agent to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of Agent in favor of Borrower or any other Guarantor, or to any other Person.

          (d)  Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of Borrower and of any other Guarantor and any circumstances affecting the ability of Borrower to perform under this Agreement.

          (e)  Each Guarantor's guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty. Agent makes no representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

          (f)    Upon the Obligations becoming due and payable (by acceleration or otherwise), Agent shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by Agent.

        17.2 The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of Agent to assert any claim or demand or to enforce any remedy under this Agreement, or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

        17.3 Upon payment by any Guarantor of any sums to Agent hereunder, all rights of such Guarantor against Borrower, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of Borrower, such amount shall be held in trust for the benefit of Agent, and shall forthwith be paid to Agent to be credited and applied to the Obligations, whether matured or unmatured.

        17.4 Anything in this Agreement to the contrary notwithstanding, (i) in no event shall the amount of the liability Guarantors hereunder exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Guarantors, as the case may be, from other affiliates of Borrower) would not render the rights to payment of Agent hereunder void, voidable or avoidable under any applicable fraudulent transfer law and (ii) to the extent of a conflict between the terms of this Agreement and the Canadian Guarantee, except with respect to Section 17 of this Agreement, the terms of this Agreement shall govern.

18.  GENERAL PROVISIONS.

        18.1    Effectiveness.    This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

        18.2    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        18.3    Interpretation.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

        18.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        18.5    Counterparts; Telefacsimile Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        18.6    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Obligations or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        18.7    Integration.    This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature page to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ARCHIBALD CANDY CORPORATION, a Delaware corporation, as Borrower
By:	/s/ Ted A. Shepherd
Title:	President and Chief Executive Officer
LAURA SECORD HOLDINGS CORP. a Delaware corporation, as a Guarantor
By:	/s/ Ted A. Shepherd
Title:	President and Chief Executive Officer
ARCHIBALD CANDY (CANADA) CORPORATION, a Canadian corporation, as a Guarantor
By:	/s/ Ted A. Shepherd
Title:	President and Chief Executive Officer
FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as a Lender
By:	/s/ Vincent J. Egan, Jr.
Title:	Vice President
ABLECO FINANCE LLC, a Delaware limited liability company, as a Lender
By:	/s/ Kevin P. Genda
Title:	Senior Vice President and Chief Credit Officer

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of between ("Assignor") and ("Assignee"). Reference is made to the Loan Agreement described in Item 2 of Annex I annexed hereto (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

        1.    In accordance with the terms and conditions of Section 14 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Total Commitments, the Revolver Commitments, the Term Loan A Commitments and the Term Loan B Commitments, all as specified in Item 4.b and Item 4.c of Annex I. After giving effect to such sale and assignments, the Assignee's portion of the Total Commitments, Revolver Commitments, the Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be, and the Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be, will be as set forth in Item 4.b of Annex I. After giving effect to such sale and assignment the Assignor's amount and portion of the Total Commitments, Revolver Commitments, the Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be, and the Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be, will be as set forth in Item 4.d and Item 4.e of Annex I.

        2.    The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

        3.    The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance, as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Loan Agreement; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (f) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

        4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor to the Agent for recording by the Agent if required pursuant to the terms of Section 14.1 of the Loan Agreement. The effective date of this Assignment (the "Settlement Date") shall be the later of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to Agent for Agent's sole and separate account a processing fee in the amount of $5,000, if required pursuant to the terms of Section 14.1 of the Loan Agreement, and the receipt of any required consent of the Agent, if required pursuant to the terms of Section 14.1 of the Loan Agreement, and (b) the date specified in item 5 of Annex I.

        5.    Upon recording by the Agent, as of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

        6.    Upon recording by the Agent, from and after the Settlement Date, the Agent shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments or principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the Assigned Share (as set forth in Item 4.b of Annex I) of the principal amount of any outstanding loans under the Loan Agreement and the other Loan Documents. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

        7.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]
as Assignor
By

Title:

[NAME OF ASSIGNEE]
as Assignee
By:

Title:

ACCEPTED THIS DAY OF
FOOTHILL CAPITAL CORPORATION, AS AGENT
By:

Title:

3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower:
2.	Name and Date of Loan Agreement:

Loan and Security Agreement and Guaranty, dated as of November 1, 2002, among Archibald Candy Corporation as Borrower, Laura Secord Holdings Corp., and Archibald Candy (Canada) Corporation, as Guarantors, the lenders signatory thereto as the Lenders, and Foothill Capital Corporation, a California corporation, as the arranger and administrative agent for the Lenders.
3.	Date of Assignment Agreement:
4.	Amounts:
	a.	Assignor's Total Commitment		$
		i.	Assignor's Revolver Commitment	$
		ii.	Assignor's Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be	$
		iii.	Assignor's Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be	$
	b.	Assigned Share of Total Commitment		%
		i.	Assigned Share of Revolver Commitment	%
		ii.	Assigned Share of Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be	%
		iii.	Assigned Share of Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be	%
	c.	Assigned Amount of Total Commitment		$
		i.	Assigned Amount of Revolver Credit Commitment to make	$
		ii.	Assigned Amount of Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be	$
		iii.	Assigned Amount of Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be	$
	d.	Resulting Amount of Assignor's Total Commitment after giving effect to the sale and Assignment to Assignee		$
		i.	Resulting Amount of Assignor's Revolver Commitment	$
		ii.	Resulting Amount of Assignor's Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be	$
		iii.	Resulting Amount of Assignor's Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be	$

4

	e.	Assignor's Resulting Share of Total Commitment after giving effect to the Assignment to Assignee		%
		i.	Assignor's Resulting Share of Revolving Credit Commitment	%
		ii.	Assignor's Resulting Share of the Term Loan A Commitment, or outstanding principal amount of the Term Loan A, as the case may be	%
		iii.	Assignor's resulting Share of the Term Loan B Commitment, or outstanding principal amount of the Term Loan B, as the case may be	%
5.	Settlement Date:
6.	Notice and Payment Instructions, etc.
Assignee:	Assignor:

7.	Agreed and Accepted:
[ASSIGNOR]	[ASSIGNEE]
By:	By:

Title:	Title:

Accepted:
FOOTHILL CAPITAL CORPORATION, as Agent
By:

Title:

5

EXHIBIT C-1
(Form of Compliance Certificate)

[on Borrower's letterhead]

To:
Foothill Capital Corporation
1 Boston Place
Suite 1800
Boston, Massachusetts 02108
Attn: Business Finance Division Manager

Re:
Compliance Certificate dated                        , 20

Ladies and Gentlemen:

        Reference is made to that certain Loan and Security Agreement and Guaranty, dated as of November 1, 2002, (the "Loan Agreement") by and among Archibald Candy Corporation, as borrower ("Borrower"), Laura Secord Holdings Corp., and Archibald Candy (Canada) Corporation, as Guarantors ("Guarantors"), the lenders that are signatories thereto as lenders ("Lenders"), and Foothill Capital Corporation, a California corporation, as the arranger and administrative agent ("Agent"). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

        Pursuant to Section 6.3 of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

        1.    The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes, in the case of financial statements delivered under Section 6.3(a) of the Loan Agreement) and fairly presents the financial condition of Borrower and its Subsidiaries.

        2.    Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 6.3 of the Loan Agreement.

        3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

        4.    Each of the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).

        5.    The Loan Parties are in timely compliance with all covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto. Without limiting the generality of the foregoing, the Loan Parties are in compliance with the covenants contained in Section 7.20 of the Loan Agreement as demonstrated on Schedule 3 hereof.

        IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this            day of                        , 20    .

ARCHIBALD CANDY CORPORATION a Delaware Corporation, as Borrower

By:

Name:
Title:

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SCHEDULE 3

1.
Minimum EBITDA.

(a)
The Loan Parties' EBITDA for the                        ending                         ,            is $                        , which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a) of the Loan Agreement for the corresponding period.

2.
Maximum Capital Expenditures.

(a)
The aggregate amount of capital expenditures made or committed to be made to date in the current fiscal year is $                        .

(b)
The aggregate amount set forth above [is/is not] less than or equal to the amount set forth in Section 7.20(a)(ii) of the Loan Agreement for the corresponding period.

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EXHIBIT L-1

FORM OF LIBOR NOTICE

Foothill Capital Corporation, as Agent
1 Boston Place
Suite 1800
Boston, Massachusetts 02108
Attn: Business Finance Division Manager

Ladies and Gentlemen:

        Reference hereby is made to that certain Loan and Security Agreement and Guaranty, dated as of November 1, 2002 (the "Loan Agreement"), among Archibald Candy Corporation, a Delaware corporation ("Borrower"), Laura Secord Holdings Corp., a Delaware corporation, and Archibald Candy (Canada) Corporation, a Canadian corporation (each a "Guarantor" and collectively, the "Guarantors"), the lenders identified on the signature pages thereof (the "Lenders"), and Foothill Capital Corporation, a California Corporation, as the arranger and administrative agent for the Lenders ("Agent"). Capitalized terms used herein and not other wise defined herein shall have the meaning ascribed to them in the Loan Agreement.

        This LIBOR Notice represents Borrower's request to elect the LIBOR Option with respect to outstanding Advances in the amount of $                        (the "LIBOR Rate Advance") [, and is a written confirmation of the telephonic notice of such election given to Agent].

        Such LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on                        .

        This LIBOR Notice further confirms Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

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        Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

ARCHIBALD CANDY CORPORATION, a Delaware corporation, as Borrower

By:

Name:

Title:

Acknowledged by:
FOOTHILL CAPITAL CORPORATION, as Agent
By:

Name:

Title:

9

EXHIBIT W

BAILEE'S WAIVER AND AGREEMENT

        This Bailee's Waiver and Agreement is made this    day of            , 2002 by                         ("Bailee") at the request of Archibald Candy Corporation ("Borrower"), and Laura Secord Holdings Corp. and Archibald Candy (Canada) Corporation ("Guarantors" and, collectively with Borrower, the "Obligors") and in order to allow Borrower to obtain the financing described below.

        WHEREAS, various financial institutions (the "Lenders"), including Foothill Capital Corporation, as a Lender and as agent for Lenders (in such capacity, "Agent") propose to enter into a Loan and Security Agreement and Guaranty to be dated on or about November 1, 2002, with Obligors (the "Loan Agreement" as may be amended, supplemented or modified from time to time hereafter), and to secure such financing, Obligors will grant to Agent for the ratable benefit of the Lenders a fully perfected, first priority security interest in and to and lien on all of the Obligors' now owned or hereafter acquired assets and property ("Agent's Lien"), as more fully defined in the Loan Agreement (the "Loan Collateral");

        WHEREAS, BNY Midwest Trust Company, as trustee on behalf of the Holders of the Notes (the "Trustee"), proposes to enter into an Indenture to be dated on or about November 1, 2002, with Obligors (the "Indenture"), and to secure such financing, Borrower will grant to the Trustee for the benefit of the Holders of the Notes a security interest in and to and lien on all of the Borrower's now owned or hereafter acquired assets and property, subordinate to the Agent's Lien ("Trustee's Lien"), as more fully defined in the Indenture (the "Indenture Collateral", and together with the Loan Collateral, the "Collateral"); and

        WHEREAS, all or a portion of the Collateral may from time to time be held in the possession of Bailee.

        NOW THEREFORE, in consideration of any financial accommodation extended and to be extended by Agent, Lenders and the Trustee on behalf of the Holders of the Notes to Borrower at any time, and other good and valuable consideration the receipt and sufficiency of which Bailee hereby acknowledges, the Bailee hereby agrees as follows:

        1.    Bailee hereby consents to Agent's Lien and Trustee's Lien and to the assignment by Borrower or Guarantors to Agent and to Trustee of all of its respective rights under any agreement it may now or hereafter have with Bailee (each a "Bailee Agreement") as collateral security, and further agrees that Agent's Lien and Trustee's Lien and such assignment shall not constitute a default under or result in a termination of any such Bailee Agreement.

        2.    The Collateral may be stored, utilized and/or transported by Bailee and shall not be deemed the property of Bailee, but shall at all times be considered personal property of Borrower or Guarantors, as applicable, whether or not any of the Collateral becomes so related to any property of Bailee that an interest therein arises under any applicable law. Any and all liens, claims, demands, or rights, including but not limited to the lien of Bailee, which Bailee now has or hereafter acquires on or in any of the Collateral shall be subordinate and inferior to Agent's Lien and Trustee's Lien and Bailee will not assert and, therefore waives, any liens, whether granted by any Bailee Agreement, statute or otherwise against the Collateral.

        3.    Until such time as all obligations of Obligors to Agent, Lenders and Holders of the Notes are paid in full, Bailee disclaims any interest in the Collateral, and agrees not to distrain or levy upon any of the Collateral or to assert any claim against the Collateral for any reason.

        4.    In recognition of the subordination of Trustee's Lien to Agent's Lien, until such time as Bailee receives notification from Agent to the effect that all obligations of Obligors to Agent and Lenders are paid in full, Bailee will give Agent and thirty (30) days prior written notice of the termination or the exercise of any of its remedies under any Bailee Agreement or otherwise with respect to the Collateral. At any time, and from time to time, Agent or its representatives may enter upon the premises of Bailee containing any of the Collateral to inspect or, upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), remove the Collateral, without consent of Bailee or liability of Agent or any Lender to Bailee. Solely upon notification from Agent to Bailee to the effect that all obligations of Obligors to Agent and Lenders are paid in full, Bailee will give Trustee thirty (30) days prior written notice of the termination or the exercise of any of its remedies under any Bailee Agreement or otherwise with respect to the Collateral. At any time, and from time to time thereafter, Trustee or its representatives may enter upon the premises of Bailee containing any of the Collateral to inspect or, upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), remove the Collateral, without consent of Bailee or liability of Trustee to Bailee. None of

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Agent, any Lender or Trustee shall assume or be liable for any unperformed or unpaid obligations of Borrower. None of Agent, any Lender or Trustee shall be liable for any diminution in value of any of Bailee's properties caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral. Agent or Trustee, as applicable, shall promptly repair, at Agent's or Trustee's, as applicable, expense, any physical damage to any of Bailee's properties actually caused by removal of the Collateral by Agent or Trustee, as applicable.

        5.    Bailee agrees to provide Agent and Trustee with written notice of any default or claimed default by any Obligor under any Bailee Agreement, and prior to the termination of such Bailee Agreement, to permit Agent and Trustee the same opportunity to cure or cause to be cured such default as is granted any Obligor under such Bailee Agreement, provided, however that Agent and Trustee shall have at least fifteen (15) days following receipt of said notice to cure such default.

        6.    During Agent's or Trustee's period of occupancy of the location of the Collateral, Agent or Trustee shall act in a lawful and commercially reasonable manner.

        7.    This waiver and agreement shall inure to the benefit of Agent, Lenders, Trustee, Holders of the Notes, and their successors and assigns and shall be binding upon the Bailee, its heirs, assigns, representatives and successors. Bailee will notify any assignee or purchaser of any Bailee Agreement or the Bailee's rights regarding the Collateral of the existence of this waiver.

        8.    All notices to Agent hereunder shall be in writing, sent by certified mail, and shall be addressed to Agent at the following address: 1 Boston Place, Boston, Massachusetts 02108, Attn: Business Finance Division Manager. All notices to the Trustee hereunder shall be in writing, sent by certified mail, and shall be addressed to Trustee at the following address: 2 North LaSalle Street, Suite 1020, Chicago, IL 60602, Attention: Corporate Trust Administration.

        9.    Pursuant to Article 11 of the Indenture, all security interests and other liens of the Holders of the Notes or the Trustee securing payment of the Notes or guaranty thereof are and shall be subordinate, to the fullest extent permitted by law, to the security interests and other liens of Agent for the benefit of the Lenders, notwithstanding the perfection, order of perfection or failure to perfect any such security interest or other lien, or the filing or recording, order of filing or recording, or failure to file or record any agreement or instrument or other document in any filing or recording office in any jurisdiction. Therefore, (i) Bailee hereby agrees to honor Agent's and Lenders' first priority security interest; and (ii) Bailee will not honor any request of the Holders of the Notes or Trustee, made hereunder, without the prior written consent of the Agent unless Bailee has received notice from the Agent that the Agent and Lenders have received payment in full of all obligations under the Loan Agreement and any other related documents or agreements and that all obligations under the Loan Agreement have been satisfied. Notwithstanding the foregoing, all rights and priorities of the Agent, Lenders, Trustee and Holders of the Notes in and with respect to the Collateral shall be governed by the subordination provisions set forth in Article 11 of the Indenture.

        [signatures appear on the following page]

11

        IN WITNESS WHEREOF, the parties hereto have executed this Bailee's Waiver and Agreement as of the date first above written.

By:
Name:
Title:
AGREED TO AND ACCEPTED:
ARCHIBALD CANDY CORPORATION
By:
Name:
Title:
FOOTHILL CAPITAL CORPORATION
By:
Name:
Title:
BNY MIDWEST TRUST COMPANY
By:
Name:
Title:

12

QuickLinks

  Exhibit 4.3
LOAN AND SECURITY AGREEMENT AND GUARANTY
TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
LOAN AND SECURITY AGREEMENT AND GUARANTY
EXHIBIT A-1 FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
ANNEX FOR ASSIGNMENT AND ACCEPTANCE ANNEX I
EXHIBIT C-1 (Form of Compliance Certificate)
EXHIBIT L-1 FORM OF LIBOR NOTICE
EXHIBIT W BAILEE'S WAIVER AND AGREEMENT